Exhibit 10.12

CERTAIN CONFIDENTIAL PORTIONS OF THIS EXHIBIT HAVE BEEN OMITTED AND REPLACED WITH “[***]”. SUCH IDENTIFIED INFORMATION HAS BEEN EXCLUDED FROM THIS EXHIBIT BECAUSE IT IS (I) NOT MATERIAL AND (II) WOULD LIKELY CAUSE COMPETITIVE HARM TO THE COMPANY IF DISCLOSED.

Contract No. 43041385

COLLABORATION AND LICENSE AGREEMENT’

This COLLABORATION AND LICENSE AGREEMENT (the “Agreement”) is entered into and made effective as of the 21st day of December, 2011 (the “Effective Date”) by and between Forma Therapeutics, Inc., a Delaware corporation having its principal place of business at 500 Arsenal Street, Suite 100, Watertown, MA 02472, U.S. (“Forma”), and Boehringer Ingelheim International GmbH, a company existing under the laws of Germany, having its principal place of business at Binger Strasse 173, 55216 Ingelheim am Rhein, Germany (“BI”). Forma and BI are each referred to herein by name or as a “Party” or, collectively, as the “Parties”.

RECITALS

WHEREAS, Forma possesses expertise and proprietary technology for the efficient screening, discovery and rational development of novel small molecule drug candidates with qualified cellular mechanisms of action;

WHEREAS, BI possesses expertise in the research, development, manufacturing and commercialization of pharmaceuticals, and BI is interested in developing small molecule drug candidates screened and optimized by Forma as drug products in the Field; and

WHEREAS, BI desires to engage in a collaborative effort with Forma pursuant to which Forma will screen its and BI’s compound libraries to identify [***], BI and Forma will optimize resulting hits and derivatives thereof, and BI will develop and commercialize certain resulting compounds, all on the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the premises and mutual covenants herein contained, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereto agree as follows:

ARTICLE I

DEFINITIONS

As used in this Agreement, the following terms will have the meanings set forth in this Article I unless context dictates otherwise:

1.1    “Activate” means the process of selecting compounds from the Forma Proprietary Library to which Forma grants exclusive development and commercialization rights to BI under the license granted in Section 5.1(b), as further described in Section § 8.3. Compounds so selected shall be referred to as “Activated Compounds”.

1.2    “Affiliate” means any entity, that directly or indirectly through one or more intermediaries controls, is controlled by or is under common control with a Party, regardless of whether such Affiliate is or becomes an Affiliate on or after the Effective Date. An entity shall be deemed to “control” another entity if it (a) owns, directly or indirectly, beneficially or legally, at least fifty percent (50%) of the outstanding voting securities or capital stock (or such lesser percentage which is the maximum allowed to be owned by an entity in a particular jurisdiction) of such other entity, or has other comparable ownership interest with respect to any entity other than a corporation; or (b) has the power, whether pursuant to contract, ownership of securities or otherwise, to direct the management and policies of the entity.

1.3    “Arbitration Request” has the meaning assigned to such term in Section 13.2.

1.4    “BI Collaboration Project” means [***]. A BI Collaboration Project will cease to be a BI Collaboration Project when it becomes a Forma Project.

1.5    “BI Compound Libraries” means BI’s small molecule compound libraries that are screened against Collaboration Targets under the Research Plan.

1.6    “BI Derivative” means a Derivative of a Collaboration Compound made by or on behalf of BI, its Affiliates or sublicensees.

1.7    “BI Research Technology” means all Information and Patents Controlled by BI and its Affiliates as of the Effective Date or thereafter during the Term that are necessary for Forma to conduct activities under the Research Plan and hit-to-lead and lead optimization activities for Collaboration Compounds in Forma Collaboration Projects during the applicable Optimization Phase.

1.8    “BI Target Technology” means, with respect to a Forma Project, (a) [***], and (b) [***]. The BI Target Technology does not include Information or Patents that are Controlled by BI and/or its Affiliates to the extent related to the combination of a Collaboration Compound from such Forma Project with any other active pharmaceutical compound Controlled by BI and/or its Affiliates.

1.9    “Breaching Party” has the meaning assigned to such term in Section 12.2(a).

1.10    “Business Day” means a day on which banking institutions in Cambridge, Massachusetts, United States, and Ingelheim am Rhein, Germany are open for business, excluding any Saturday or Sunday. For clarity, any other reference to “day” under this Agreement shall mean calendar day.

1.11    “Call Option” has the meaning assigned to such term in Section 3.6(a).

1.12    “Call Option Period” has the meaning assigned to such term in Section 3.6(a).

1.13    “Change of Control” means, with respect to a Party: (a) any sale or disposition (in one transaction or a series of related transactions) of all or substantially all of the assets of such Party; (b) the acquisition by any Third Party of beneficial ownership of fifty percent (50%) or more of the then outstanding common shares or voting power of such Party, other than acquisitions by employee benefit plans sponsored or maintained by such Party; or (c) the consummation of a business combination involving such Party, unless, following such business combination, the stockholders of such Party immediately prior to such business combination beneficially own directly or indirectly more than fifty percent (50%) of the then outstanding common shares or voting power of the entity resulting from such business combination; excluding in each case (i) a transaction solely to change the domicile of the Party; (ii) the issuance of equity for financing purposes to a Third Party; or (iii) upon consummation of a public offering of shares of a Party’s capital stock.

1.14    “Chemotype” means, with respect to a Collaboration Target, a set of structurally related Collaboration Compounds containing those structural features that an experienced medicinal chemist would reasonably believe suitable to preserve the biological activity of such compounds. The Chemotypes will be defined structurally including their library of origin (e.g., BI Compound Library or Forma Compound Library) and submitted to the JSC for approval as Exhibit C prior to the commencement of Hit exploration under Section 2.5. The Parties shall update Exhibit C if necessary and as approved by the JSC to include any new Chemotypes, including specification of the Hit from which such new Chemotype was derived. In the event the JSC does not agree on any aspects of a new Chemotype, such aspects will not be worked on under this Agreement in any way by either Party. For clarity, the Chemotype for each Hit or series of Hits will clearly define (a) the central core, (b) the positions of substitution on the central core, (c) the attachment functionality used to substitute the central core, and (d) the substituents in the periphery of the Chemotype structure, in each case as approved by the JSC.

1.15    “Claims” has the meaning assigned to such term in Section 11.1,

1.16    “Clinical Trial” means a Phase 1 Clinical Trial, Phase 2 Clinical Trial or Phase 3 Clinical Trial.

1.17    “Collaboration Compound” means, with respect to a Collaboration Target, any one of the following compounds; (a) [***].

1.18    “Collaboration Target” means the protein-protein interaction targets agreed by the Parties for inclusion under this Agreement, either as of the Effective Date or as replacements for such initial targets pursuant to Section 2.3. The initial [***] Collaboration Targets are set forth on Exhibit A. For clarity, [***] are not considered the same Collaboration Target but shall be defined herein as the same “Target Family”, [***]. [***]. The Target Family for each initial Collaboration Target is set forth on Exhibit A. A target will cease to be a Collaboration Target when such target is terminated or the project for such target becomes a Forma Project.

1.19    “Commercially Reasonable Efforts” means, with respect to a Party’s obligations under this Agreement to research, develop or commercialize a Collaboration Compound or Licensed Product, the carrying out of its obligations in a sustained manner using a level of efforts in good faith consistent with the reasonable practices of pharmaceutical companies with comparable size and business activities of the respective Party, and the exercise of prudent scientific and business judgment for the, development and commercialization of a pharmaceutical product having similar market potential as a Product at a similar stage of its product life, taking into account all relevant matters such as the prospects of or actual establishment of the Product in the marketplace, the competitiveness of the marketplace, the proprietary position of the Product, the regulatory status involved, the pricing and launching strategy and the relative safety and efficacy of the Product (but without consideration of payments under this Agreement). Commercially Reasonable Efforts requires that the Party: (a) promptly assign responsibility for such obligations or tasks to specific employee(s) who are held accountable for progress and monitor such progress on an on-going basis, (b) set and consistently seek to achieve specific and meaningful objectives for carrying out such obligations, and (c) consistently make and implement decisions and allocate resources designed to advance progress with respect to such objectives.

1.20    “Competitive Infringement” has the meaning assigned to such term in Section 8.4(a).

1.21    “Confidential Information” has the meaning assigned to such term in Section 9.1.

1.22    “Control,” “Controls,” “Controlled” or “Controlling” means, with respect to any intellectual properly, possession of the ability to grant the licenses or sublicenses as provided herein without violating the terms of any agreement or other arrangement with any Third Party; provided that any intellectual property Controlled by a Future Acquiror of Forma or BI shall not be treated as “Controlled” by Forma or BI, respectively for purposes of this Agreement except as provided in Section 13.4.

1.23    “cGMP” means all applicable standards relating to manufacturing practices for fine chemicals, intermediates, bulk products, Collaboration Compounds or Licensed Products, including (i) the principles detailed in the U.S. Current Good Manufacturing Practices, 21 C.F.R. Parts 210 and 211 and The Rules Governing Medicinal Products in the European Community, Volume IV, Good Manufacturing Practice for Products, as each may be amended from time to time or (ii) standards promulgated by any governmental body having jurisdiction over the manufacture of a Collaboration Compound or Licensed Product, in the form of laws or regulations.

1.24    “Derivative” means, with respect to a Hit or Collaboration Compound, any and all compounds whose discovery, development or optimization is derived from such compound. For purposes of this definition, a derived compound includes analogs of the Hit or Collaboration Compound that are (a) derived by modifying such compound by chemical or molecular-genetic means or (b) structurally novel compounds that were created from such compound by modifying the central core structure of such compound (commonly known as scaffold hopping), in each case (a) and (b) that were not independently developed by a Party or its Affiliates as shown by contemporaneous scientific records.

1.25    “Disclosing Party” has the meaning assigned to such term in Section 9.1.

1.26    “Dollars” or “$” means the legal tender of the U.S.

1.27    “EMA” means the European Medicines Agency, and any successor entity thereto.

1.28    “European Commission” means the executive body of the European Union that has legal authority to grant marketing authorization approvals for pharmaceutical products in the European Union following scientific evaluation and recommendation from the EMA or other applicable Regulatory Authorities.

1.29    “European Union” or “EU” means all countries that are officially recognized as member states of the European Union at any particular time during the Term,

1.30    “Excluded Compound” means a compound for which any Forma Collaborator has, prior to selection of Hits by the JPC under Section 2.4(c), filed a Patent or obtained exclusive rights from Forma (as evidenced by written documentation) to such compound.

1.31    “Excluded Technology” has the meaning assigned to such term in Section 5.6(b).

1.32    “Executive Officers” has the meaning assigned to such term in Section 4.1(d).

1.33    “FDA” means the U.S. Food and Drug Administration, and any successor entity thereto.

1.34    “Field” means [***].

1.35    “First Commercial Sale” means, with respect to each Licensed Product or Forma Product, the first sale to a Third Party for which revenue has been recognized by BI or Forma, respectively, or their respective Affiliates or Sublicensees in any country in the Territory after all required Regulatory Approvals have been granted, or such sale is otherwise permitted, by the Regulatory Authority in such country, provided that the following shall not constitute a First Commercial Sale: (a) [***], (b) [***], (c) [***], and (d) [***].

1.36    “Forma Collaboration Agreement” means any written agreement between a Forma Collaborator and Forma.

1.37    “Forma Collaboration Project” means the [***]. A Forma Collaboration Project will cease to be a Forma Collaboration Project when it becomes a Forma Project.

1.38    “Forma Collaborator” means any Third Party to whom Forma or its Affiliate (a) delivers one or more compound(s) in the Forma Compound Libraries for screening of targets by such Third Party or (b) grants intellectual property rights and with which Forma (whether with, through, or on behalf of such Third Party) researches, develops, manufactures or commercializes any compound in the Forma Compound Libraries.

1.39    “Forma Compound Libraries” means Forma’s [***] compound libraries, which include the Forma Proprietary Library and commercially available compounds, that are screened against Collaboration Targets under the Research Plan.

1.40    “Forma Derivative” means a Derivative of a Hit, from either the Forma Compound Libraries or the BI Compound Libraries, in the same Chemotype as such Hit, made by or on behalf of Forma or its Affiliates (a) pursuant to the Research Plan following the JPC’s selection of Hits under Section 2.4(c) and prior to satisfaction of the SoH2L-Criteria for the applicable Collaboration Target, or (b) in a Forma Collaboration Project prior to BI’s exercise of the Call Option therefor.

1.41    “Forma Know-How” means, with respect to a BI Collaboration Project or Forma Collaboration Project, all Information that is necessary or reasonably useful for the manufacture,

use or sale of a Collaboration Compound for such target, in each case to the extent such Information is Controlled by Forma or its Affiliates on the Effective Date or during the Term, but excluding any Excluded Technology. The Forma Know-How excludes all Know-How in the Forma Research Technology.

1.42    “Forma Patents” means, with respect to a BI Collaboration Project or Forma Collaboration Project, all Patents that are Controlled as of the Effective Date or thereafter during the Term by Forma or its Affiliate(s) and that claim the composition of matter, manufacture or use of one or more Collaboration Compounds from such project or that would otherwise be infringed, absent a license, by the manufacture, use or sale of any Collaboration Compound from such project, but excluding any Excluded Technology. The Forma Patents exclude all Patents in the Forma Research Technology.

1.43    “Forma Product” means any product that includes a Collaboration Compound from a Forma Project, [***].

1.44    “Forma Project” means a terminated BI Collaboration Project, a terminated Forma Collaboration Project, and a Forma Collaboration Project for which the Call Option expired, as described in Section 6.4.

1.45    “Forma Proprietary Library” means compound libraries that are designed and synthesized by or on behalf of Forma using Forma Research Technology.

1.46    “Forma Research Technology” means all Information and Patents Controlled by Forma or its Affiliates as of the Effective Date or thereafter during the Term that (a) is disclosed by Forma to BI under this Agreement and (b) relates to [***] (“DOS”), but excluding any Excluded Technology.

1.47    “Forma Technology” means the Forma Know-How and Forma Patents, but excluding any Excluded Technology.

1.48    “FTE” means a qualified full-time individual’s work time dedicated by Forma to work under the Research Plan, or in the case of less than a full-time dedicated individual, a fulltime equivalent person year, based upon a total of [***] per year of work under the Research Plan.

1.49    “FTE Rate” means the rate of FTE costs incurred by Forma, which for the purpose of this Agreement shall initially be set at an annual rate of [***] Dollars ($[***]) per FTE. The FTE rate shall be [***] from the Effective Date. [***].

1.50    “Future Acquirer” means a person or entity that succeeds to all or substantially all of a Party’s business or assets relating to the subject matter of this Agreement in connection with a Change of Control of such Party.

1.51    “Hit” [***].

1.52    “Hit Identification Process” means the high-throughput screening using biochemical or cellular assays together with the hit validation process as set forth in the Research Plan.

1.53    “Improvement” means any Information made by BI in the course of exercising its licenses under Sections 5.1(a) and 5.1(b) that is an improvement, including to synthetic methods, of any Forma Research Technology, and all intellectual property rights, including patent rights, therein.

1.54    “IND” means an investigational new drug application filed with the FDA pursuant to Part 312 of Title 21 of the U.S. Code of Federal Regulations, including any amendments thereto.

1.55    “Indemnitee” has the meaning assigned to such term in Section 11.3.

1.56    “Information” means any data, results, technology, business or financial information or information of any type whatsoever, in any tangible or intangible form, including know-how, trade secrets, practices, techniques, methods, processes, inventions, developments, specifications, formulations, formulae, compound libraries, materials or compositions of matter of any type or kind (patentable or otherwise), software, algorithms, marketing reports, expertise, technology, test data (including pharmacological, biological, chemical, biochemical, clinical test data and data resulting from non-clinical studies), CMC information, stability data and other study data and procedures.

1.57    “Joint Project Committee” or “JPC” has the meaning assigned to such term in Section 4.2(a).

1.58    “Joint Steering Committee” or “JSC” has the meaning assigned to such term in Section 4.1(a).

1.59    “Licensed Product” means any product that includes (a) a Collaboration Compound (including Collaboration Compounds generated under a BI Collaboration Project or Forma Collaboration Project) or (b) a BI Derivative of a Collaboration Compound (including Collaboration Compounds generated from a BI Collaboration Project or Forma Collaboration Project), in each case whether or not as the sole active ingredient and in any dosage form or formulation.

1.60    “Losses” has the meaning assigned to such term in Section 11.1.

1.61    “Major Markets” means [***].

1.62    “Marketing Authorization Application” or “MAA” means an application to the appropriate Regulatory Authority for approval to market a Licensed Product (but excluding pricing or reimbursement approval) in any particular jurisdiction, including an NDA in the U.S.

1.63    “Materials” has the meaning assigned to such term in Section 3.8.

1.64    “MHLW” means the Japanese Ministry of Health, Labour and Welfare or any successor entity.

1.65    “NDA” means a New Drug Application (as more fully defined in 21 C.F.R. 314.5 et seq. or its successor regulation) and all amendments and supplements thereto filed with the FDA.

1.66    “Net Sales” has the meaning set forth in Exhibit D.

1.67    “Patents” means all patent applications, provisional patent applications and issued or granted patents, together with any continuations, divisions, continuations-in-part, reexaminations, reissues, renewals, extensions, term restorations, and supplemental protection certificates thereof, anywhere in the world for each of the foregoing.

1.68    “Payee” has the meaning assigned to such term in Section 7.5.

1.69    “Payor” has the meaning assigned to such term in Section 7.5.

1.70    “Phase 1 Clinical Trial” means a human clinical trial conducted in any country that meets the requirements of 21 CFR §312.21(a). By way of example and not limitation, a Phase 1 Clinical Trial is usually performed as a single or multiple dose clinical study in healthy volunteers or patients to assess specific administration, distribution, metabolism, excretion (ADME), safety and tolerability, bioavailability/bioequivalence or exploratory efficacy (in the sense of demonstrating “proof-of-principle”) of an investigational drug, and the emphasis in Phase 1 is usually on safety and tolerability and it is typically used to plan patient dosing in Phase 2 clinical studies. For the avoidance of doubt, a Phase I Clinical Trial will be deemed to have occurred by the initiation of a combined Phase lb/2 clinical study. In such case, the Parties will agree on the respective allocation of initial and subsequent phase of such clinical trial to be outlined in BI’s respective development plan, not to be unreasonably withheld or delayed. Each Phase 1 Clinical Trial shall be deemed commenced or initiated upon dosing of the first participant in such trial.

1.71    “Phase 2 Clinical Trial” means a human clinical trial conducted in any country that meets the requirements of 21 CFR §312.21(b). By way of example and not limitation, a Phase 2 Clinical Trial is usually a well controlled clinical study in patients designed to assess early efficacy (“proof-of-concept”) or to gain dose-ranging information about an investigational drug, along with product safety data. For the avoidance of doubt, a Phase 2 Clinical Trial may also represent the second part of a combined Phase lb/2 clinical study or deemed to have occurred by the initiation of a combined Phase 2/3 clinical study. In such case, the Parties will agree on the respective allocation of the later phase of such clinical trial to be outlined in BI’s respective development plan not to be unreasonably withheld or delayed. Each Phase 2 Clinical Trial shall be deemed commenced or initiated upon dosing of the first participant in such trial.

1.72    “Phase 3 Clinical Trial” means a human clinical trial conducted in any country that meets the requirements of 21 CFR §312.21(c). By way of example and not limitation, a Phase 3 Clinical Trial is a large scale clinical study (usually several hundreds of patients) performed after preliminary evidence suggesting effectiveness of the drug has been obtained in Phase 2 clinical studies, and it is intended to gather the pivotal information about effectiveness and safety that is needed to evaluate the overall benefit-risk relationship of the drug and, along with other clinical trials, to provide an adequate basis for Regulatory Approval. For the avoidance of doubt, a Phase 3 Clinical Trial may also represent the second part of a combined Phase 2/3 clinical study or a pivotal trial. In such case, the Parties will agree on the respective allocation of the combined Phase 2/3 or pivotal trial to be outlined in BI’s respective development plan not to be unreasonably withheld or delayed, provided that in no event will this period be longer than the first filing for marketing authorization for an applicable product. Each Phase 3 Clinical Trial shall be deemed commenced or initiated upon dosing of the first participant in such trial.

1.73    “Proposed Target” means a proposed Collaboration Target, either as set forth on Exhibit A or [***]. A Proposed Target shall cease to be a Proposed Target at the earlier of (a) the JSC designating such Proposed Target as a Collaboration Target pursuant to Section 2.3, (b) replacement of such Proposed Target pursuant to Section 2.3, or (c) [***] prior to the end of the [***] of the Research Term at which time such Proposed Target shall become a Collaboration Target under Section 2.3.

1.74    “Prosecution and Maintenance” or “Prosecute and Maintain” means, with respect to a Patent, the preparing, filing, prosecuting and maintenance of such Patent, as well as re-examinations, reissues, and requests for patent term adjustments and patent term extensions with respect to such Patent, together with the initiation or defense of interferences, the initiation or defense of oppositions and other similar proceedings with respect to the particular Patent, and any appeals therefrom. For clarification, “Prosecution and Maintenance” or “Prosecute and Maintain” shall not include any other enforcement actions taken with respect to a Patent.

1.75    “Receiving Party” has the meaning assigned to such term in Section 9.1.

1.76    “Regulatory Approval” means any and all approvals, licenses, registrations, or authorizations of any country, federal, supranational, state or local regulatory agency, department, bureau or other government entity that are necessary for the manufacture, use, storage, import, transport and/or sale of a particular Licensed Product or Forma Product in the applicable jurisdiction including, where applicable, all necessary pricing and reimbursement approvals.

1.77    “Regulatory Authority” means the FDA in the U.S. or any health regulatory authority in another country or region in the Territory that holds responsibility for granting regulatory marketing approval for a Licensed Product in such country or region, including the EMA and the MHLW and any successors) thereto.

1.78    “Research Phase” has the meaning assigned to such term in Section 2.1.

1.79    “Research Plan” has the meaning assigned to such term in Section 2.2.

1.80    “Research Term” means the four (4)-year period following the Effective Date, as may be extended pursuant to Section 2.8.

1.81    “SoExfProf-Criteria” means [***].

1.82    “SoH2L-Criteria” means, [***].

1.83    “Sublicensee” means, with respect to a particular Licensed Product or Forma Product, a Third Party to whom BI or Forma, as applicable, has granted a sublicense or license under any Forma Technology, BI Target Technology or BI Patent (including Information assigned under Section 8.1) for such Licensed Product or Forma Product, but excluding any Third Party acting solely as a distributor.

1.84    “Term” has the meaning assigned to such term in Section 12.1.

1.85    “Territory” means [***].

1.86    “Third Party” means any entity other than Forma or BI or an Affiliate of Forma or BI.

1.87    “United States” or “U.S.” means the United States of America and all of its territories and possessions.

ARTICLE II

RESEARCH PHASE

2.1    Overview. Pursuant to this Agreement and as further provided in this Article 2 and in Article 3, the Parties will undertake a collaborative program consisting of (i) a Research Phase conducted during the Research Term, and (ii) an Optimization Phase. During the Research Term, [***] (the “Research Phase”), as described in this Article 2. Following satisfaction of the applicable SoH2L-Criteria, the Parties will conduct hit-to-lead and lead optimization activities in the Optimization Phase, as described in Article 3.

2.2    Research Plan. All activities conducted by the Parties during the Research Term [***] will be conducted pursuant to a comprehensive research plan (the “Research Plan”), which will outline the research activities to be conducted by the Parties, responsibilities of each Party, the number of FTEs conducting such activities and the SoH2L-Criteria, and will contain a proposed budget for such activities. The Research Plan will be designed with the objective of satisfying the SoH2L-Criteria and enabling a determination as to whether such criteria have been met. A generic Research Plan has been agreed to by the Parties and is attached hereto as Exhibit B. The actual Research Plan as described here in Section 2.2 on a Collaboration Target-by-Collaboration Target basis will be agreed by the Parties and amended to Exhibit B. On a quarterly basis, the JSC will adjust the FTE allocations in the Research Plan based on the level of ongoing activities and submit such amended Research Plan to the Parties for approval consistent with the principle of supporting the research of [***] Collaboration Targets in [***] of the Research Term. In addition, the JSC will update the Research Plan from time to time during the Research Term (but no less frequently than [***]), including to provide for activities for newly designated Collaboration Targets or to remove activities for terminated Collaboration Targets, and shall submit such updated Research Plan to the Parties for approval. Each updated Research Plan will replace the Research Plan previously in effect. Each Research Plan will be reviewed as necessary at each meeting of the JPC and JSC, and at any other time upon the request of either Party, and the JPC may suggest modifications to the JSC, which may suggest modifications to the Parties, as appropriate, to reflect material scientific or commercial developments. In the event of any inconsistency between the Research Plan and this Agreement, the terms of this Agreement will prevail and any such inconsistent portion of a Research Plan is hereby expressly rejected. For clarity, only the Parties, and not the JPC or JSC, shall have the right to amend the Research Plan (including its budget).

2.3    Collaboration Targets. As of the Effective Date, the Parties have agreed to [***] Collaboration Targets and [***] Proposed Targets, as well as all members of the Target Family for each such Collaboration Target and Proposed Target, all as set forth on Exhibit A. The JSC shall determine the initial research activities to be conducted by Forma to explore the potential for configuring assays for each Proposed Target (the “Exploratory Research”). Following such Exploratory Research, at the election of the JSC and pursuant to the Research Plan, such Proposed Target shall become a Collaboration Target and Forma shall commence activities toward configuring assays for such Collaboration Target. [***] prior to the end of the second year of the Research Term, all then-remaining Proposed Targets shall become Collaboration Targets. At any time prior to such date, for up to [***] Proposed Targets, BI may propose to the JSC a replacement protein-protein interaction target with a primary therapeutic application for oncology for such Proposed Target for inclusion in the Research Phase. Within [***] days after each such proposal, Forma will notify BI if Forma or its Affiliates (a) is then conducting an internal program, or a program for a Third Party, to screen the Forma Compound Libraries (or any portion thereof selected by Forma to be screened) against any such proposed target, (b) is preclinically or clinically developing or commercializing, itself or through a Third Party, a compound directed toward such proposed target, or has granted a Third Party rights to any of the foregoing, or (c) has entered into an agreement that would prevent Forma from granting the rights under this Agreement to BI to identify, screen, develop and commercialize a compound directed toward such proposed target. If Forma does not provide such notice and appropriate certifying documentation, e.g. laboratory notebooks to the extent legally possible and subject to any Third Party confidentiality restrictions, within such [***] period for a particular proposed target, then such target shall become a Proposed Target, the replaced Proposed Target shall no longer be a Proposed Target and Forma shall initiate Exploratory Research for such Proposed Target. If Forma does notify BI that such target is not eligible to become a Proposed Target, then BI may propose an alternative target, which will be subject to the gatekeeping process described above in this Section 2.3. For clarity, the maximum number of Collaboration Targets for which Forma is obligated to commence activities towards configuring assays during the Research Term is [***] and the maximum number of Proposed Targets that may be exchanged under this Section 2.3 is [***]. If research activities under the Research Plan for a Collaboration Target are commenced and then terminated (whether for scientific or other reasons) BI may not nominate, and Forma shall not be obligated to consider, a replacement target for such Collaboration Target and such discontinued Collaboration Target shall be deemed terminated under Section 12.3.

2.4    High-Throughput Screening.

(a)    Forma shall be responsible for conducting research to configure its proprietary mammalian protein-protein interaction trap assay (“MAPPIT”) and biochemical screening assays for each Collaboration Target. If such configuration is successful, [***]. Upon completion of all MAPPIT assays in the Hit Identification Process for a Collaboration Target, Forma shall notify BI and deliver to the JPC a data package containing all results and analyses from such assays, but excluding structural information. Upon completion of all biochemical assays in the Hit Identification Process for a Collaboration Target according to the Research Plan, Forma shall notify BI and deliver to the JPC a data package containing all results and analyses from such assays, but excluding structural information. Within [***] Business Days after receipt of each such data package, the JPC shall convene an ad hoc meeting to review the data package and confirm the completion of the applicable assays as described in the Research Plan (in which case the first two milestones in Section 7.3(a) shall be deemed achieved) not later than [***] Business Days after the JPC has convened in accordance with this provision.

(b)    Upon completion of all screening activities for a Collaboration Target, Forma shall provide BI with a list of all Hits for such Collaboration Target from the BI Compound Libraries. Within [***] Business Days after receipt of such list, (i) BI shall provide to the JPC a list containing a subset of such Hits that BI reasonably determines most promising for hit exploration activities, along with structural information for each such Hit, and (ii) Forma shall provide to the JPC a list containing a subset of all Hits for such Collaboration Target from the Forma Compounds Libraries that Forma reasonably determines most promising for hit exploration activities, along with structural information for each such Hit, a description of all Chemotypes to which such Hits belong, and a designation of the Hits that are from the Forma Proprietary Library.

(c)    Promptly after (but in no event more than [***] Business Days after) receipt of both Hit lists from Forma and from BI, the JPC will schedule an hoc meeting to review, discuss and determine which Hits (if any) to select for derivatization and other Hit exploration activities to be conducted by Forma. The JPC will propose to the JSC all Hits selected for such activities including the Chemotypes to which such Hits belong and the library of origin (i.e., the Forma Proprietary Library, other Forma Compound Libraries or the BI Compound Libraries). Upon approval by the JSC this information will be documented in Exhibit C and attached to the JSC minutes. [***].

(d)    Forma will notify BI in the event that [***] thereto (collectively, “Specified Scaffolds”) have restrictions applicable to the use or screening thereof for antibacterial purposes pursuant to the terms of an existing Forma agreement with a Third Party. As to any such Specified Scaffolds, BI agrees that it will not, directly or through an Affiliate or Third Party, conduct any of the following activities prior to January 1, 2014: (i) screen such Specified Scaffold against an antibacterial target; (ii) create any Derivative of or develop any Specified Scaffold for use as an antibacterial compound or file any patent or patent application covering the composition or use of such Specified Scaffold; and (iii) develop antibacterial compounds using the Specified Scaffold, including using chemical methodologies used to synthesize the Specified Scaffold or chemical core thereof, or file any patent application covering the composition or use of any such compound.

2.5    Hit Exploration Activities. Following the JSC’s approval of Hits and Chemotypes for a Collaboration Target under Section 2.4(c), Forma shall conduct hit exploration chemistry activities in accordance with the Research Plan and Section 2.7, with a goal of identifying selected Hits and Forma Derivatives that satisfy the SoH2L-Criteria. Upon the completion of such activities and identification of one or more selected Hits and Forma Derivatives that satisfy the SoH2L-Criteria, Forma shall promptly notify BI in writing and shall provide to the JPC a complete data package containing all deliverables required to be provided under the Research Plan (the “SoH2L Report”), including [***]. Unless otherwise agreed by the Parties, the JPC will schedule an ad hoc meeting not more than [***] Business Days after receipt of any such SoH2L Report to review such SoH2L Report and Forma’s Chemotype designation. Not later than [***] days after receipt by the JPC, or earlier as designed by BI, (i) the JPC shall confirm that [***], (ii) BI will pay [***], and (iii) the JSC will record in its minutes all Collaboration Compounds and Chemotypes to which such Collaboration Compounds belong, and the Parties will update Exhibit C to include such Chemotypes. BI will thereafter have the license set forth in Section 5.1(b) and will, unless otherwise determined under Section 3.2, assume responsibility for hit-to-lead and lead optimization activities for such Collaboration Compounds pursuant to Article 3. Any dispute between the Parties regarding whether Hits or Forma Derivatives satisfy the SoH2L-Criteria shall be resolved by the Parties pursuant to Section 4.2(d).

2.6    BI Early Optimization. BI shall have the right, prior to achievement of the SoH2L-Criteria for a Collaboration Target, to commence a BI Collaboration Project for such Collaboration Target using Hits identified by Forma by paying the SoH2L milestone under Section 7.3(a) and, if not previously paid, the milestones for completion of the MAPPIT Hit Identification Process and completion of the biochemical Hit Identification Process for such Collaboration Target. In such event, the JPC will determine the Chemotypes for such Collaboration Target prior to BI’s commencement of the BI Collaboration Project for such Collaboration Target, and the Parties will update Exhibit C accordingly. BI will thereafter have the license set forth in Section 5.1(b) and will assume responsibility for hit-to-lead and lead optimization activities for the Collaboration Compounds for such Collaboration Target pursuant to Article 3.

2.7    Efforts. For each Collaboration Target, and as to all activities under this Article 2, Forma’s obligation shall be to use Commercially Reasonable Efforts to conduct all such activities allocated to Forma under the Research Plan, subject to receipt of funding under Section 7.2, including using Commercially Reasonable Efforts to identify Hits against each Collaboration Target and to develop Forma Derivatives from Hits selected by the JPC, with a goal of identifying Collaboration Compounds for each Collaboration Target that satisfy the SoH2L-Criteria for such Collaboration Target. The Parties agree and acknowledge that Forma’s activities involve the scientific research and identification of potential pharmaceutical products such that the achievement of specific results or outcomes cannot be predicted or guaranteed. BI shall conduct its evaluation and other activities under this Article 2, including activities under the Research Plan in good faith and using Commercially Reasonable Efforts to identify, select and designate Hits and Collaboration Compounds, as applicable.

2.8    Research Term Extension. No later than [***] before the end of the [***] Research Term, BI may extend the Research Term for [***], provided that BI shall be responsible for reimbursing Forma’s internal expenses (at tire FTE Rate) for at least [***] FTEs during such [***] extension in accordance with Section 7.2. Upon such extension, the JSC shall prepare an amendment to the Research Plan to include any activities to be conducted during such extension, including the budget and timelines therefor, and shall submit such amended Research Plan to the Parties for approval.

2.9    Research Phase Costs. BI shall pay for (a) [***] and (b) [***]. The Parties shall adjust the allocation of Forma’s FTEs consistent with the research funding provided in Section 7.2. As of the Effective Date, the Parties anticipate the following allocation of Forma FTEs during the Research Term:

[***]	[***]
[***]	[***]
[***]	[***]
[***]	[***]

BI will fund a minimum of [***] FTEs of Forma in each of [***].

ARTICLE III

OPTIMIZATION PHASE

3.1    Overview. Following the JPC’s determination that the SoH2L-Criteria were satisfied for a Collaboration Target (or earlier pursuant to Section 2.6), the Parties will conduct hit-to-lead and lead optimization activities designed to achieve the SoExtProf-Criteria for such Collaboration Target, as described in this Article 3 (the “Optimization Phase”).

3.2    Party Allocation. Following the JPC’s review of the SoH2L Report for a Collaboration Target under Section 2.5, the JSC shall promptly (but not later than [***] following the achievement of the SoH2L-Criteria) schedule an ad hoc meeting and determine which Party will conduct hit-to-lead and lead optimization activities for such Collaboration Target. If at the time there are [***] ongoing BI Collaboration Projects, then the JSC will offer to Forma the right to conduct hit-to-lead and lead optimization activities under a Forma Collaboration Project for either such proposed Collaboration Target or one of the other existing BI Collaboration Programs. Forma shall have the right, at its sole discretion, to elect to conduct a Forma Collaboration Project for the applicable Collaboration Target by written notice to BI. If Forma does so elect, then the JSC will reasonably determine the SoExtProf-Criteria (consistent with the SoExtProf-Criteria that BI would establish for a BI Collaboration Project) for the Collaboration Target and the deliverables required to be provided to the JPC by Forma on achieving the SoExtProf-Criteria, and shall update Exhibit E accordingly.

3.3    Technology Transfer for BI Collaboration Projects. As soon as reasonably practicable after the determination to commence a BI Collaboration Project for a Collaboration Target under Section 3.2, or after BI’s exercise of the Call Option for a Forma Collaboration Project under Section 3.6, or after BI’s early optimization under Section 2.6, Forma shall deliver to BI, at no cost to BI, all Information and material in its possession and Control directly relating to the Collaboration Compounds for such project and reasonably necessary for BI to conduct hit- to-lead and lead optimization activities, [***].

3.4    BI Collaboration Projects.

(a)    For each BI Collaboration Project, BI shall use Commercially Reasonable Efforts to conduct hit-to-lead and lead optimization activities designed to achieve the applicable SoExtProf-Criteria. Upon the achievement of [***] for a BI Collaboration Project, as determined by BI promptly in good faith and according to its internal procedure consistent with its customary practice, BI shall notify Forma in writing, and BI shall pay the SoExtProf milestone for BI Collaboration Projects under Section 7.3(b).

(b)    At any time prior to achieving SoExtProf-Criteria for a BI Collaboration Project, BI may, at its sole discretion, discontinue such BI Collaboration Project pursuant to Section 12.3, in which case the effects set forth in Section 12.6 shall apply.

(c)    During the Optimization Phase, and until the last Collaboration Compound BI is working on in a BI Collaboration Project has reached the SoExtProf Criteria, BI shall keep Forma regularly, at least every [***], informed about the status of the ongoing BI Collaboration Projects, and shall provide Forma with a respective summary update report.

3.5    Forma Collaboration Projects. For each Forma Collaboration Project, Forma shall use Commercially Reasonable Efforts to conduct hit-to-lead and lead optimization activities designed to achieve the applicable SoExtProf-Criteria, at its sole expense (but subject to reimbursement pursuant to Section 3.6). Forma shall keep BI (via the JPC) reasonably informed about its Optimization Phase activities on a calendar quarterly basis. Upon the achievement of SoExtProf-Criteria for a Forma Collaboration Project, Forma shall promptly notify BI in writing and shall provide the SoExtProf Report to the JPC. Unless otherwise agreed by the Parties, the JPC will schedule an ad hoc meeting not more than [***] after receipt of any such SoExtProf Report to review such SoExtProf Report and determine that the SoExtProf-Criteria were satisfied by Forma.

3.6    BI Call Option.

(a)    Forma hereby grants to BI an option, on a Forma Collaboration Project- by-Forma Collaboration Project basis, [***] (the “Call Option”) at any time between commencement of the Forma Collaboration Project and [***] after confirmation by the JPC under Section 3.5 of the achievement of the SoExtProf-Criteria by Forma (the “Call Option Period”).

(b)    BI may exercise each Call Option by written notice to Forma delivered within the applicable Call Option Period. Upon receipt of such notice, Forma shall provide BI with a reasonably detailed report of all FTE costs and Third Party costs incurred by Forma and its Affiliates to conduct such Forma Collaboration Project. Within [***] after receipt of such report and the respective invoice, BI shall pay to Forma an amount equal to [***] ([***]%) of the sum of (a) [***], and (b) [***]. Upon Forma’s receipt of the foregoing payment and the amounts described below in subsection (d) as applicable, as between the Parties, BI shall have the right to continue to develop and commercialize all Collaboration Compounds in such Forma Collaboration Project under the terms of this Agreement.

(c)    The maximum time frame for an Optimization Phase under a Forma Collaboration Project shall be [***] starting with the confirmation by the JPC of the SoH2L-Criteria for the applicable Collaboration Target. Forma shall keep BI regularly, at least every [***], informed about the status of the ongoing Forma Collaboration Project and shall provide BI with a respective summary update report.

(d)    If BI exercises the Call Option, BI shall use Commercially Reasonable Efforts to conduct hit-to-lead and lead optimization activities designed to achieve the applicable SoExtProf-Criteria for such BI Collaboration Project.

(e)    Upon expiration of a Call Option without BI’s exercise thereof, the applicable Forma Collaboration Project shall become a Forma Project, and the effects set forth in Sections 12.5 and 12.6 shall apply.

(f)    If BI exercises the Call Option at any time prior to the time Forma demonstrates efficacy of a Collaboration Compound in one of the [***], as described in the SoExtProf-Criteria for such Forma Collaboration Project, then BI’s development and commercialization of Collaboration Compounds from such Forma Collaboration Project (including achievement of SoExtProf-Criteria) will be subject to payment to Forma of the milestones labeled “[***]” in Section 7.3.

(g)    If BI exercises the Call Option at any time upon or after the demonstration of efficacy described in subsection (f) above during the Call Option Period, then BI’s development and commercialization of Collaboration Compounds from such Forma Collaboration Project (including achievement of SoExtProf-Criteria) will be subject to payment to Forma of the milestones labeled “[***]” in Section 7.3.

(h)    If Forma does not satisfy the SoExtProf-Criteria for a Forma Collaboration Project within [***] after satisfaction and confirmation by the JPC of the SoH2L-Criteria for the applicable Collaboration Target, then BI shall have the right to exercise the Call Option within [***] after the end of such [***] as provided above; provided, however, that in such event BI’s development and commercialization of Collaboration Compounds from such Forma Collaboration Project will be subject to payment to Forma of the milestones labeled “[***]” in Section 7.3. If BI does not timely exercise such Call Option, then the Collaboration Target shall be deemed terminated and the effects of Sections 12.5 shall apply.

3.7    Records and Reports. Each Party shall maintain complete, current and accurate records of all Research Phase and Optimization Phase activities it conducts, and ell data and other Information resulting from such activities. Such records shall fully and properly reflect all work done and results achieved in the performance of the Research Phase and Optimization Phase in good scientific manner appropriate for regulatory and patent purposes. Each Party shall have the right to review and copy such records maintained by the other Party at reasonable times and to obtain access to the originals to the extent necessary or useful for regulatory and patent purposes, to the extent such Party has the right to conduct regulatory and patent activities under this Agreement. Each Party shall update the JPC on its Research Phase and Optimization Phase activities at each regularly scheduled JPC meeting.

3.8    Material Transfer.

(a)    To facilitate the conduct of the Research Phase and the Optimization Phase, either Party may provide to the other Party certain biological materials or chemical compounds, such as e.g. cell-based assays, owned by or licensed to the supplying Party for use by the other Party in furtherance of the Research Phase and the Optimization Phase (such materials or compounds provided hereunder are referred to, collectively, as “Materials”). Except as otherwise provided under this Agreement, all such Materials delivered to the other Party shall remain the sole property of the supplying Party, shall be used only in furtherance of the Research Phase and the Optimization Phase and solely under the control of the other Party (or its Affiliates), shall not be used or delivered to or for the benefit of any Third Party without the prior written consent of the supplying Party, and shall not be used in research or testing involving human subjects, unless expressly agreed. The Materials supplied under this Section 3.8 are supplied “as is” and must be used with prudence and appropriate caution in any experimental work, since not all of their characteristics may be known.

(b)    Notwithstanding Section 3.8(a), any Material generated in the performance of the Research Phase and the Optimization Phase that is included within the scope of the assignments in Section 8.1(c), including but not limited to the Collaboration Compounds, shall be owned by BI. Upon (i) allocation of a project as a BI Collaboration Project in accordance with Section 3.2, or (ii) BI’s exercise of a call option in accordance with Section 3.6, Forma shall promptly transfer to BI all such Materials in its possession and related to the respective project. All further Material generated during the Research Phase that is included within the scope of the assignments in Section 8.1(c) at the end of the Research Term shall be promptly transferred to BI upon expiration of the Research Term. For clarity, the allocation of ownership of Collaboration Compounds generated by Forma in a Forma Collaboration Project for which BI does not exercise its Call Option is subject to Sections 8.1 and 12.5.

3.9    Subcontracting. Subject to the terms of this Agreement, each Party shall have the right to engage Affiliates or Third Party subcontractors to perform certain of its obligations under this Agreement. Any Affiliate or subcontractor to be engaged by a Party to perform a Party’s obligations set forth in this Agreement shall meet the qualifications typically required by such Party for the performance of work similar in scope and complexity to the subcontracted activity. Notwithstanding the preceding, any Party engaging an Affiliate or subcontractor hereunder shall remain principally responsible and obligated for such activities. In addition, each Party engaging a subcontractor with respect to its obligations under the Research Phase and Optimization Phase shall in all cases retain or obtain exclusive Control of any and all intellectual property created by or used with the relevant Party’s permission by such subcontractor directly related to such subcontracted activity. The Party engaging a subcontractor under the Research Phase or Optimization Phase shall be solely responsible for all costs associated with obtaining such exclusive Control and rights to such intellectual property. To the extent that exclusive rights cannot be obtained with respect to any intellectual property from any such subcontractor, prior to entering into such arrangement with such subcontractor, such Party shall bring such matter to the other Party for the prior approval of such other Party to enter into such arrangement and for approval of the licensing terms and conditions with respect to such arrangement.

ARTICLE IV

MANAGEMENT OF THE COLLABORATION

4.1    Joint Steering Committee.

(a)    Formation Term and Role. Within [***] days after the Effective Date, the Parties shall establish a joint steering committee (the “Joint Steering Committee” or “JSC”) for the overall coordination and oversight of the Parties’ research activities under this Agreement. The role of the JSC shall be high-level, strategic oversight and discussion of the Parties’ activities, with respect to the Research Phase and the Optimization Phase. Each Party agrees to keep the JSC reasonably informed of its progress and activities under this Agreement. For that purpose and to the extent reasonably necessary, the JSC will:

(i)    coordinate the activities of the Parties under this Agreement, including facilitating communications and discussion between the Parties with respect to the Research Phase and the Optimization Phase;

(ii)    review, discuss and submit to the Parties for approval any amendments to the Research Plan;

(iii)    review and comment on the Research Plan and monitor progress of activities under the Research Plan and under the Optimization Phase for each Collaboration Target;

(iv)    determine whether a Collaboration Target will be pursued under a BI Collaboration Project or a Forma Collaboration Project;

(v)    review and discuss resource allocution and achievement of milestones, including adjusting the allocation of Forma’s FTEs and the budget in the Research Plan quarterly based on ongoing activities;

(vi)    resolve disputes arising from the JPC; and

(vii)    perform such other functions as appropriate to further the purposes of this Agreement, as expressly set forth in this Agreement or as determined by the Parties in writing.

The JSC shall have only the powers expressly assigned to it in this Section 4.1 and elsewhere in this Agreement, and shall have no power to amend, modify, or waive compliance with this Agreement For clarity, the JSC shall not have the power to make any tactical or day-to- day operational decisions with respect to either Party’s activities under this Agreement, and each Party shall have the right to make such decisions with respect to its own activities, reasonably and subject to the terms and conditions of this Agreement.

The JSC will be disbanded upon expiration or termination of the Research Term.

(b)    Members. Each Party shall initially appoint three (3) representatives to the JSC, each of whom will be an officer or employee of the applicable Party having sufficient seniority within such Party to make decisions arising within the scope of the JSC’s responsibilities. The JSC may change its size from time to time by mutual consent of its member, and each Party may replace its representatives at any time upon written notice to the other Party. The JSC shall have a chairperson, who shall be selected alternately, on an annual basis, by Forma or BI. The initial chairperson shall be selected by BI. The role of the chairperson shall be to convene and preside at the meetings of the JSC and to ensure the preparation of meeting minutes, but the chairperson shall have no additional powers or rights beyond those held by other JSC representatives.

(c)    Meetings. The JSC shall meet at least [***] times per calendar year, unless the Parties mutually agree in writing to a different frequency for such meetings. Either Party may also call a special meeting of the JSC (by teleconference) by at least [***] prior written notice to the other Party in the event such Party reasonably believes that a significant matter must be addressed prior to the next regularly scheduled meeting, and such Party shall provide the JSC prior to the special meeting with materials reasonably adequate to enable an informed decision. Reasonably prior any meeting of the JSC, the chairperson of the JSC shall prepare and circulate an agenda for such meeting; provided, however, that either Party may propose additional topics to be included on such agenda, either prior to or in the course of such meeting. The JSC may meet in person or by teleconference, provided that at least one (1) meeting per calendar year shall be in person unless the Parties mutually agree in writing to waive such requirement in lieu of a teleconference. In-person JSC meetings shall be held at locations in the U.S. or Europe alternately selected by BI and by Forma. Each Party shall bear the expense of its respective JSC members’ participation in JSC meetings. Meetings of the JSC shall be effective only if at least one (1) representative of each Party is present or participating in such meeting. The chairperson of the JSC shall be responsible for preparing reasonably detailed written minutes of all JSC meetings that reflect, without limitation, all material decisions made at such meetings. The JSC chairperson shall send draft meeting minutes to each member of the JSC for review and approval within a reasonable time frame after each JSC meeting but not later than [***]. Such minutes shall be deemed approved unless one or more members of the JSC object to the accuracy of such minutes within [***] of receipt.

(d)    Decision Making. The JSC shall act by consensus. The representatives from each Party will have, collectively, one (1) vote on behalf of that Party. The JSC shall strive to seek consensus in its actions and decision making process. If after reasonable discussion and good faith consideration of each Party’s view on a particular matter before the JSC, the JSC is still unable after a period of thirty (30) days to reach a unanimous decision on such matter, then either Party may refer such matter to the Corporate Senior Vice President Of Research of BI and the Chief Executive Officer of Forma (the “Executive Officers”) for attempted resolution by good faith discussions within thirty (30) days after such matter has been referred to the Executive Officers. If the Executive Officers are not able to resolve such matter within such thirty (30)-day period, then BI’s Executive Officer shall have the right to decide such matter; provided, however, that BI may not, without Forma’s prior written consent, (a) decrease the amounts due to Forma under Section 7.2; (b) require Forma to conduct any Research Phase activities or incur any external expenses that are not reimbursed by BI.

4.2    Joint Project Committee.

(a)    Formation Term and Role. Within [***] days after the Effective Date, the Parties shall establish a joint project committee (the “Joint Project Committee” or “JPC”). The JPC shall cease to exist after the SoExtProf-Criteria have been achieved for all then-current Collaboration Targets. The JPC shall have overall responsibility for the performance of the Research Phase and Optimization Phase and implementation of the Research Plan and any amendments thereto, including: (a) confirmation of whether the SoH2L-Criteria and SoExtProf- Criteria have been achieved for a particular Collaboration Target, (b) recording all Collaboration Compounds and corresponding Chemotypes, and (c) providing a forum for discussion of the Research Plan, the status of the Programs, and relevant data; and (d) considering and acting upon such other matters as may be specified in this Agreement. The JPC shall have only the powers expressly assigned to it in this Section 4.2 and elsewhere in this Agreement, and shall have no power to amend, modify, or waive compliance with this Agreement. For clarity, the JPC shall not have the power to make any tactical or day-to-day operational decisions with respect to either Party’s activities under this Agreement, and each Party shall have the right to make such decisions with respect to its own activities, reasonably and subject to the terms and conditions of this Agreement.

(b)    Members. Each Party shall initially appoint two (2) representatives to the JPC, each of whom will be an employee of the applicable Party having relevant expertise and sufficient seniority within such Party to make decisions arising within the scope of the JPC’s responsibilities. The JPC shall have a chairperson, who shall be selected alternately, on an annual basis, by Forma or BI. The initial chairperson shall be selected by Forma. The role of the chairperson shall be to convene and preside at the meetings of the JPC and to ensure the preparation of meeting minutes, but the chairperson shall have no additional powers or rights beyond those held by other JPC representatives.

(c)    Meetings. The JPC shall meet at least [***] time per [***] unless the Parties mutually agree in writing to a different frequency for such meetings. Either Party may also call a special meeting of the JPC (by teleconference) by at least [***] prior written notice to the other Party in the event such Party reasonably believes that a significant matter must be addressed prior to the next regularly (scheduled meeting, and such Party shall provide the JPC in a reasonable lime frame prior to the special meeting with materials reasonably adequate to enable an informed decision. Reasonably prior to any meeting of the JPC, the chairperson of the JPC shall prepare and circulate an agenda for such meeting; provided, however, that either Party may propose additional topics to be included on such agenda, either prior to or in the course of such meeting, The JPC may meet in person or by teleconference. In-person JPC meetings shall be held at locations in the U.S. and Europe, alternately selected by Forma and by BI. Each Party shall bear the expense of its respective JPC members’ participation in JPC meetings. Meetings of the JPC shall be effective only if at least one (1) representative of each Party is present or participating in such meeting. The chairperson of the JPC shall be responsible for preparing reasonably detailed written minutes of all JPC meetings that reflect, without limitation, all material decisions made at such meetings. The JPC chairperson shall send draft meeting minutes to each member of the JPC for review and approval within a reasonable time frame after each JPC meeting but not later than [***] after each JPC meeting. Such minutes shall be deemed approved unless one or more members of the JPC object to the accuracy of such minutes within [***] of receipt.

(d)    Decision Making. The JPC shall act by consensus. The representatives from each Party will have, collectively, one (1) vote on behalf of that Party. The JPC shall strive to seek consensus in its actions and decision making process. If after reasonable discussion and good faith consideration of each Party’s view on a particular matter before the JPC, the JPC is Still unable after a period of thirty (30) days to reach a unanimous decision on such matter, then the Parties shall refer such matter to the JSC for resolution.

ARTICLE V

LICENSES; EXCLUSIVITY

5.1    License Grants to BI.

(a)    Research License. Subject to the terms and conditions of this Agreement, Forma hereby grants to BI during the Research Term a non-exclusive license under the Forma Research Technology to conduct research and optimization activities for Collaboration Compounds in BI Collaboration Projects and in Forma Collaboration Projects for which BI has exercised the Call Option.

(b)    Commercialization License. Subject to the terms and conditions of this Agreement, Forma hereby grants to BI an exclusive (even as to Forma except as provided in Section 5.1(d) as to such Collaboration Compounds), worldwide, milestone-bearing license, with the right to grant sublicenses as provided in Section 5.1(c), under the Forma Technology (i) to research, develop, have developed, make, have made, use, have used, sell, have sold, offer for sale, have offered for sale, import, have imported and otherwise exploit and commercialize Collaboration Compounds generated from BI Collaboration Projects and Forma Collaboration Projects, and Licensed Products containing such Collaboration Compounds, in the Field in the Territory and (ii) to make BI Derivatives from Collaboration Compounds generated from BI Collaboration Projects and Forma Collaboration Projects in Field in the Territory.

(c)    Sublicensing.

(i)    Subject to the terms and conditions of this Agreement, BI shall have the right to grant sublicenses (A) under the license granted in Section 5.1(a) to its Affiliates and (B) under the license granted in Section 5.1(b) to its Affiliates or Third Parties. BI shall remain primarily responsible for all of its Sublicensees’ activities and any and all failures by its Sublicensees to comply with the applicable terms of this Agreement.

(ii)    BI shall, within [***] after granting any sublicense under Section 5.1(b) above, inform Forma of the applicable sublicense agreement except for Sublicenses to Affiliates (each, a “BI Sublicense Agreement”). Each BI Sublicense Agreement shall be consistent with the terms and conditions of this Agreement and contain provisions applicable to a Sublicensee at least as restrictive as the terms of this Agreement applicable to BI, BI shall include provisions in each BI Sublicense Agreement providing that BI and Forma shall have the same rights, ownership and/or licenses to all inventions and Information (including all data, know-how, inventions, regulatory materials and Regulatory Approvals) generated by such Sublicensee to the same extent as if such invention or Information was generated by BI, which rights, ownership and/or licenses shall survive the termination of the BI Sublicense Agreement.

(d)    Retained Rights. Notwithstanding the rights granted to BI in Section 5.1(b), Forma retains the right to practice the Forma Technology in the Territory, solely to exercise its rights or to fulfill its obligations or rights under this Agreement, including the conduct of the Research Phase for all Collaboration Targets and the Optimization Phase for Forma Collaboration Projects and Forma Projects.

5.2    License Grants to Forma.

(a)    Research License. Subject to the terms and conditions of this Agreement, BI hereby grants to Forma a non-exclusive license, without the right to grant sublicenses (except to Affiliates and subcontractors upon written notice to BI, as permitted under Section 3.9), under the BI Research Technology to conduct any and all activities allocated to Forma under the Research Plan or otherwise under this Agreement during the Research Phase and the Optimization Phase.

(b)    Improvements License. Subject to the terms and conditions of this Agreement, BI hereby grants to Forma a worldwide, perpetual, irrevocable, royalty-free, fully-paid, non-exclusive license, with the right to grant sublicenses through multiple tiers, under all Improvements for any and all purposes outside the scope of the exclusive license granted to BI in Section 5.1(b).

5.3    Forma Collaborators. BI acknowledges and agrees that, notwithstanding any exclusive licenses granted hereunder, Forma may have Forma Collaboration Agreements that permit Forma Collaborators to screen and/or re-synthesize the Forma Compound Libraries, including compounds that have become Collaboration Compounds hereunder and that Forma shall have no obligation to, and shall not, inform any such Forma Collaborator thereof unless such Forma Collaborator seeks to properly activate a Collaboration Compound pursuant to the Forma Collaboration Agreement between Forma and such Forma Collaborator in order to obtain exclusive rights with respect to such Collaboration Compound or such Forma Collaborator seeks to file (or have Forma file on its behalf) a Patent claiming such Collaboration Compound pursuant to the Forma Collaboration Agreement between Forma and such Forma Collaborator. In furtherance of the foregoing, BI hereby grants to Forma and any such Forma Collaborator a nonexclusive sublicense under the exclusive licenses granted from Forma to BI pursuant to Section 5.1(b) for such Forma Collaborator to screen and/or re-synthesize such Collaboration Compounds for internal research purposes during the applicable term set forth in the applicable Forma Collaboration Agreement.

5.4    Negative Covenants. BI covenants that it will not, and will not permit any of its Affiliates or Sublicensees to, (i) use or practice any Forma Research Technology or Forma Technology outside the scope of the licenses granted to it under Section 5.1(a) or (b) or use or practice any intellectual property invented or created by or on behalf of Forma solely or jointly with HI and assigned to BI under Section 8.1(c) for the development or commercialization of products except as Collaboration Compounds and Licensed Products under this Agreement; (ii) develop or commercialize Hits or Forma Derivatives generated under this Agreement from the Forma Compound Libraries except as Collaboration Compounds and Licensed Products that have been Activated under Section 8.3 for Collaboration Targets under this Agreement; or (iii) develop or commercialize Hits or BI Derivatives from the BI Compound Libraries except as Collaboration Compounds and Licensed Products under this Agreement. Forma covenants that it will not, and will not permit any of its Affiliates or Sublicensees to, use or practice any BI Research Technology, Improvements or BI Target Technology outside the scope of the license granted to it under Section 5.2(a) or (b).

5.5    No Implied Licenses. Except as explicitly set forth in this Agreement, neither Party shall be deemed by estoppel or implication to have granted the other Party any license or other right to any intellectual property of such Party and each Party reserves all rights not otherwise expressly granted hereunder.

5.6    Third Party Licenses.

(a)    During the Term, (i) Forma shall be solely responsible for satisfying all costs and payments of any kind (including Without limitation all upfront fees, annual payments, milestone payments and royalty payments) for any Third Party license(s) required for (A) the conduct of Forma’s activities under the Research Plan or during the Optimization Phase, and (B) BI’s practice of the Forma Research Technology in existence as of the Effective Date under the license granted in Section 5.1(a), and (ii) BI shall be solely responsible for satisfying all other costs and payments of any kind (including without limitation all upfront fees, annual payments, milestone payments and royalty payments) for any Third Party license(s), including those (A) required for the use of any Collaboration Targets, (B) obtained by BI prior to the Effective Date, or (C) to the extent related to the composition of matter or method of use of a Collaboration Compound in the BI Compound Libraries.

(b)    The licenses granted to BI under the Forma Technology and Forma Research Technology shall include sublicenses under intellectual property licensed to Forma within the definition of Forma Technology or Forma Research Technology by a Third Party after the Effective Date only if: (i) Forma discloses the substantive terms of the applicable Third Party license agreement to BI for review a reasonable amount of time in advance of Forma’s anticipated entry into such license agreement (which Forma hereby covenants to do); and (ii) BI provides Forma with written notice, prior to Forma’s entry into such license agreement, in which (1) BI consents to adding such Third Party intellectual property to the definition of Forma Technology, (2) BI agrees to make all payments due and provide all reports required under such license agreement on account of BI’s development, manufacture and commercialization of Licensed Products, and assumes all obligations of such license agreement that are applicable to sublicensees thereunder, and (3) BI acknowledges in writing that its sublicense under such license agreement is subject -to the terms and conditions of such license agreement Intellectual property licensed to Forma after the Effective Date that is not included pursuant to the preceding sentence shall be referred to as “Excluded Technology”.

(c)    With respect to any Third Party license obtained by BI that is necessary or useful for the development, manufacture, or commercialization of a Licensed Product, BI shall be solely responsible for satisfying all costs and payments of any kind (including without limitation all upfront fees, annual payments, milestone payment and royalty payments) for any such license(s).

5.7    Forma Exclusivity.

(a)    During the Research Term, and (i) for [***] thereafter or (ii) until such time as the SoExtProf-Criteria have been achieved for all then-active Collaboration Targets, whichever comes later, Forma and its Affiliates shall not, either alone or with or for any Third Party, except pursuant to this Agreement, (A) use the Forma Research Technology to screen compounds against such Proposed Target or Collaboration Target or its respective Target Family or (B) research or make Derivatives of Collaboration Compounds for such Proposed Target or Collaboration Target or its respective Target Family; provided that the foregoing limitations on the activities of Forma and its Affiliates with respect to Target Families shall terminate and no longer apply at the expiration or termination of the Research Term. The foregoing restrictions shall terminate with respect to any Proposed Target that is terminated or replaced pursuant to Section 2.3, and with respect to Collaboration Targets that are the subject of BI Collaboration Projects or Forma Collaboration Projects that become Forma Projects or that are terminated in accordance with the terms of this Agreement during or following the Research Term for such Collaboration Target (including their respective Target Families), in each case as of the time of such applicable event.

(b)    For clarity, nothing in this Section 5.7 shall limit Forma’s rights to screen, research, develop or commercialize on its own or with or for a Third Party compounds against a target that is the subject of Forma Project (and that was previously a Collaboration Target).

(c)    In the event of any Change of Control of Forma (or successor entity thereto, applying the definition of Change of Control to such successor in place of Forma), the terms of this Section 5.7 shall not apply or otherwise restrict the activities of a Future Acquiror or its Affiliates (except for Forma to the extent Forma survives such acquisition as a separate legal entity) in any respect (including any activities conducted by or product owned or controlled by such Future Acquiror or its Affiliates (other than Forma) prior to or as of the date of such Change of Control or thereafter) other than with respect to any Collaboration Compounds.

ARTICLE VI

DEVELOPMENT AND COMMERCIALIZATION

6.1    BI Development and Commercialization. Following BI’s achievement of the SoExtProf-Criteria for a BI Collaboration Project or BI’s exercise of the Call Option for a Forma Collaboration Project, BI, either itself and/or by and through its Affiliates, Sublicensee or contractors, shall be responsible for all research, development, regulatory, manufacturing, marketing, advertising, promotional, launch and sales activities in connection with Licensed Products containing Collaboration Compounds from such projects. All costs associated with such activities shall be borne solely by BI. Subject to the terms of this Agreement, BI shall have sole decision-making authority with respect to the research, development, progression, regulatory activities, manufacturing and commercialization of all Licensed Products in accordance with the terms of this Agreement.

6.2    Diligence. BI shall use Commercially Reasonable Efforts to develop, obtain Regulatory Approval for and commercialize at least one Licensed Product derived from each BI Collaboration Project and Forma Collaboration Project (following exercise of BI’s option thereto) in the Major Markets.

6.3    Development and Commercialization Updates. On at least [***] following achievement of the SoExtProf-Criteria for a BI Collaboration Project or Forma Collaboration Project, BI shall provide Forma with a written update summarizing BI’s development activities for each such project conducted since the last such update, in sufficient detail for Forma to determine BI’s compliance with its diligence obligations under Section 6.2.

6.4    Forma Projects.

(a)    Expiration of Call Option. In the event that the Call Option Period for a Call Option with respect to a particular Forma Collaboration Project expires without exercise by BI, then the effects set forth in Sections 12.5 shall apply.

(b)    BI Development Termination. For each BI Collaboration Project, and for each Forma Collaboration Project for which BI exercises a Call Option, BI may terminate its development or commercialization of all Collaboration Compounds and Licensed Products from such project under Section 12.3, in which case the effects set forth in Section 12.6 shall apply.

ARTICLE VII

PAYMENTS

7.1    Upfront Payment. Within [***] after the Effective Date and upon receipt of an original invoice and an original of the signed Agreement, BI shall pay to Forma a non-refundable, non-creditable payment of [***] ($[***]).

7.2    Research Plan Funding.

(a)    BI shall fund Forma’s internal FTE costs (at the FFE Rate) and amounts paid by Forma to Third Parties, as incurred by Forma or its Affiliates to conduct the Research Phase in accordance with the Research Plan during the Research Term. In the event that BI proposes to reduce the projected reimbursement to Forma in a calendar year that would not reasonably support the research of [***] Collaboration Targets in such year, then the Parties shall mutually agree on a modified Research Plan to reasonably allocate such projected reimbursement, including the termination of one or more Collaboration Targets or Proposed Targets.

[***]	[***]
[***]	[***]
[***]	[***]
[***]	[***]
[***]	[***]

(b)    In addition, BI shall reimburse Forma’s and its Affiliate’s Third Party costs (to the extent set forth in the Research Plan and subject to the cap set forth below) as set forth in the budget in the Research Plan, such as for high-throughput screening supplies, profiling assays (SPR, cellular biomarkers, etc.) and other outsourced activities (e.g., specific screening reagents, protein production and crystallography and DMPK work packages), as provided in Section 7.2, provided that the total reimbursement for such Third Party costs will not exceed [***] ($[***]) per [***]. For the avoidance of doubt outside supplies such as energy and general laboratory supplies shall not be considered Third Party costs but be part and therefore included in the FTE rate. Travel costs are excluded.

(c)    Within [***] after the Effective Date and within [***] of each [***] during the Research Term, BI shall pay to Forma’s FTE costs for the subsequent calendar quarter as set forth in the Research Plan. The first such payment shall also include the FTE costs incurred in 2011 as set forth in Section 7.2(a). Within [***] after the end of each [***] during the Research Term, Forma shall submit a report to BI setting forth (i) the actual FTE costs (at the FTE Rate) and actual amounts paid by Forma to Third Parties for the external costs subject to reimbursement by BI as set forth in the Research Plan, in each case as incurred by Forma during such [***], and (ii) the amount previously paid by BI under this Section 7.2 for Forma’s FTE costs during such [***]. BI shall pay to Forma the applicable amount actual costs less prepayment as follows, within [***] after receipt of the statement from Forma and receipt of an original invoice; provided, however, that in no event will BI be responsible for any FTE costs in [***] that exceed the amounts set forth in Section 7.2(a), and in no event will BI be responsible for Third Party costs in excess of

[***] ($[***]) in [***]. If the sum of the actual FTE and Third Party costs incurred by Forma arc less than the amount prepaid, then the difference shall be credited against the next payment by BI under this Section 7.2

7.3    Milestone Payments. BI shall make each of the following non-refundable, non- creditable milestone payments to Forma upon the achievement by BI or its Affiliates or Sublicensees of the following milestone events for Collaboration Compounds or Licensed Products. BI shall pay to Forma each such amount within [***] days after the achievement of the applicable milestone event and receipt of an original invoice. Each of the milestone payments set forth below shall be made once for each Collaboration Target.

(a)    Research Milestones.

Milestone Event (per Collaboration Target)	Payment
[***]	[***]
[***]	[***]
[***]	[***]

[***]screening activities are deemed completed when Forma completes the [***] under the Research Plan pursuant to Section 2.4(a). These are determined to be the Hit Identification Process Milestone.

(b)    Clinical Development Milestones.

Milestone Event (per Collaboration Target)	Payment for BI Collaboration Projects	Payment for Forma Collaboration Projects
[***]	[***]	[***]
[***]	[***]	[***]
[***]	[***]	[***]
[***]	[***]	[***]
[***]	[***]	[***]

If at the time any milestone payment is due for a Collaboration Target, the payment for any preceding milestone has not yet been paid, then all such preceding milestone payments shall be due at the time the most recent milestone event achieved is due. SoExtProf-Criteria are deemed achieved pursuant to Section 3.4(a) or Section 3.5, but in any event shall be deemed to have been met upon commencement of GLP Tox. The phrase “GLP Tox” means a toxicology study of at least [***] that is conducted in compliance with the then-current good laboratory practice standards promulgated or endorsed by the FDA, as defined in U.S. 21 C.F.R. Part 58 (or such other comparable regulatory standards in jurisdictions outside the U.S. to the extent applicable to the relevant toxicology study, as they may be updated from time to time) and is required to meet the requirements for filing an IND.

(c)    Regulatory Approval Milestones.

Milestone Event (per Collaboration Target)	Payment for BI Collaboration Projects	Payment for Forma Collaboration Projects
[***]	[***]	[***]
[***]	[***]	[***]
[***]	[***]	[***]

(d)    Sales Milestones.

Milestone Event (per Collaboration Target)	Payment for BI Collaboration Projects	Payment for Forma Collaboration Projects
[***]	[***]	[***]
[***]	[***]	[***]
[***]	[***]	[***]

For clarity, if [***] or more sales milestones are achieved for a project in the [***], then all applicable milestone payments will be due. No milestone payment shall he due for any backup or follow-on Licensed Products directed at the same Collaboration Target for which the respective milestone event in Section 7.3(b) - (d) has already been achieved and the milestone payment paid. Notwithstanding anything to the contrary in this Section 7.3, in the event that BI, at its sole discretion and with no obligation to do so, develops one or more Licensed Products that are directed at the same Collaboration Target ([***]) as separate clinical programs and not as backups to such Collaboration Target, then the milestone events in (b)-(d) above shall be due for each Licensed Product

7.4    Reports; Sales Milestone Payments. Until all sales milestone payments under Section 7.3(d) have been paid for each Collaboration Target, BI agrees to provide written reports from First Commercial Sale of any Licensed Product to Forma within [***] after the end of each [***] covering all sales of Licensed Products in the Territory by BI and its Affiliates and Sublicensees, each such written report specifying in reasonable detail the total Net Sales for each Licensed Product for the period in question. In case a sales milestone is reached BI will pay the respective sales milestone [***] after the end of the [***] and receipt of an original invoice from Forma therefor. When calculating Net Sales, the amount of such sales in foreign currencies shall be converted into Dollars using the standard methodologies employed by the selling Party for consolidation purposes. The information contained in each report under this Section 7.4 shall be considered Confidential Information of BI.

7.5    Methods of Payments. All payments due from one Party (the “Payor”) to the other Party (the “Payee”) under this Agreement shall be paid in Dollars by wire transfer to a bank in the United States designated in writing by the Payee.

7.6    Accounting. BI agrees to keep full, clear and accurate records for a maximum period of [***] after the relevant payment is owed pursuant to this Agreement, setting forth the sales and other disposition of Licensed Product sold or otherwise disposed of in sufficient detail to enable sales milestones payable to Forma hereunder to be determined. Forma agrees to keep full, clear and accurate records for a maximum period of [***] after the relevant payment is owed pursuant to this Agreement, setting forth the sales and other disposition of Forma Product sold or otherwise disposed of, and internal and external costs incurred by Forma during the Research Term, in sufficient detail to enable royalties and research funding payable to or by BI hereunder to be determined. Each Party agrees, upon not less than [***] prior written notice, to permit the books and records relating to such [***] period to be examined by an independent accounting firm selected by the other Party and reasonably acceptable to the audited Party for the purpose of verifying research funding, milestone and royalty payments and reports under this Article 7. Such audit shall not be performed more frequently than [***] and shall be conducted under appropriate confidentiality provisions, for the sole purpose of verifying the accuracy and completeness of all financial, accounting and numerical information and calculations provided under this Agreement. Such examination is to be made at the expense of the auditing Party, except in the event that the results of the audit reveal an underpayment of royalties, milestones, or other payments to the audited Party, or research funding overpayments by BI, under this Agreement of [***] ([***]%) or more per annum over the period being audited, in which case reasonable audit fees for such examination shall be paid by the audited Party. When calculating Net Sales, the amount of such sales in foreign currencies shall be converted into Dollars using the standard methodologies employed by the selling Party for consolidation purposes. The audited Party shall provide reasonable documentation of the calculation and reconciliation of the conversion figures on a country-by-country basis as part of its report of Net Sales for the period covered under the report.

7.7    Taxes.

(a)    Taxes on Income. Each Party shall be solely responsible for the payment of all taxes imposed on its share of income arising directly or indirectly from the efforts of the Parties under this Agreement.

(b)    Tax Cooperation. The Parties agree to cooperate with one another and use reasonable efforts to reduce or eliminate tax withholding or similar obligations in respect of royalties, milestone payments, and other payments made by either Party under this Agreement. To the extent a Payor is required to deduct and withhold taxes on any payment to the Payee, the Payor shall pay the amounts of such taxes to the proper governmental authority in a timely manner and promptly transmit to the Payee an official tax certificate or other evidence of such withholding sufficient to enable the Payee to claim such payment of taxes. The Payee shall provide the Payor any tax forms that may be reasonably necessary in order for the Payor not to withhold tax or to withhold tax at a reduced rale under an applicable bilateral income tax treaty. Each Party shall provide the other with reasonable assistance to enable the recovery, as permitted by applicable laws, of withholding taxes, value added taxes, or similar obligations resulting from payments made under this Agreement, such recovery to be for the benefit of the Party bearing such withholding tax or value added tax.

(c)    Taxes Resulting From Payor Action. If Payor is required to make a payment that is subject to a deduction or withholding of tax, then (i) if such withholding or deduction obligation arises as a result of any action by the Payor, including any assignment or sublicense, or any failure on the part of the Payor to comply with applicable laws or filing or record retention requirements, that has the effect of modifying the tax treatment of the Parties hereto (a “Payor Withholding Tax Action”), then the sum payable by the Payor (in respect of which such deduction or withholding is required to be made) shall be increased to the extent necessary to ensure that the Payee receives a sum equal to the sum which it would have received had no such Payor Withholding Tax Action occurred, and (ii) otherwise, the sum payable by the Payor (in respect of which such deduction or withholding is required to be made) shall be made to the Payee after deduction of the amount required to be so deducted or withheld, which deducted or withheld amount shall be remitted to the proper governmental authority in accordance with applicable Jaws.

(d)    Certification. A Party (including any entity to which this Agreement may be assigned, as permitted under Section 13.4) receiving a payment pursuant to this Agreement shall provide the remitting Party appropriate certification from relevant governmental authorities that such Party is a tax resident of that jurisdiction, if such receiving Party wishes to claim the benefits of an income tax treaty to which that jurisdiction is a party. Upon the receipt thereof, any deduction and withholding of taxes shall be made at the appropriate treaty tax rate.

7.8    Late Payments. Any undisputed amount owed by Payor to Payee under this Agreement that is not paid within the applicable time period set forth herein shall accrue interest at the rate of [***] ([***]%) above the then-applicable LIBOR rate of European Central bank Frankfurt or, if lower, the highest rate permitted under applicable law.

ARTICLE VIII

OWNERSHIP OF INTELLECTUAL PROPERTY RIGHTS

8.1    Ownership.

(a)    Forma Technology, Forma Research Technology, BI Target Technology and BI Research Technology. Forma shall retain all of its rights, title and interest in and to the Forma Technology and Forma Research Technology, and BI shall retain all of its rights, title and interest in and to the BI Target Technology and BI Research Technology, except to the extent that any rights or licenses are expressly granted by one Party to the other Party under this Agreement.

(b)    Disclosure of Inventions. Forma shall promptly disclose to BI all Information to be assigned to BI pursuant to Section 8.1(c), Including all invention disclosures or other similar documents submitted to Forma by its, or its Affiliates’, employees, agents or independent contractors describing such Information. Forma shall also respond promptly to reasonable requests from Bi for more Information relating to such disclosed Information.

(c)    Intellectual Property Arising Under the Agreement. BI shall be the sole owner of any Information discovered, developed, invented or created either (i) solely by or on behalf of BI’s or its Affiliates’ employees, agents or independent contractors under this Agreement, or (ii) solely by or on behalf of Forma’s or its Affiliates’ employees, agents or independent contractors in the course of performing its activities under the Research Plan or in Forma Collaboration Projects prior to expiration of BI’s Call Option, to the extent directly relating to the composition or use of Collaboration Compounds, or (iii) jointly by or on behalf of BI and Forma in the course of performing activities under the Research Plan or in Forma Collaboration Projects prior to expiration of BI’s Call Option, to the extent directly relating to the composition or use of Collaboration Compounds, and any Patents to the extent claiming such Information (in (i), (ii) or (iii)) shall be deemed BI Patents. Notwithstanding the foregoing, Forma shall be the sole owner of any Information discovered, developed, invented or created solely by or on behalf of Forma’s or its Affiliates’ employees, agents or independent contractors in the course of performing its activities in a Forma Collaboration Project, to the extent directly relating to the composition or use of Collaboration Compounds derived solely from the Forma Compound Libraries (“Forma Project Inventions”), and any Patents to the extent claiming such Information shall be deemed Forma Patents. Forma and BI shall jointly own any Information discovered, developed, invented or created (A) solely by or on behalf of Forma’s or its Affiliates’ employees, agents or independent contractors in the course of performing its activities under the Research Plan or in Forma Collaboration Projects prior to expiration of BI’s Call Option, except for such Information related to the Forma Research Technology, which shall be solely owned by Forma, and (B) jointly by or on behalf of BI and Forma in the course of performing activities under the Research Plan or in Forma Collaboration Projects prior to expiration of BI’s Call Option, in each case (A) and (B) to the extent not directly relating to the composition or use of Collaboration Compounds, and all Patents claiming such Information (collectively, “Joint IP”). Forma shall have, subject to BI’s rights under an applicable Call Option, the sole right to license and to Prosecute and Maintain Patents in the Joint IP that arises from Forma’s activities in a Forma Collaboration Project, and BI shall have the sole right to license and Prosecute and Maintain Patents in the Joint IP that is made jointly or that arises from activities under the Research Plan. Each Party shall have a non-exclusive right to practice any Joint IP for any and all purposes, without any requirement of gaining the consent of, or accounting to, the other Party. Each Party shall retain all of its rights, title and interest to the Information so allocated to it, except to the extent that any rights or licenses are expressly granted thereunder to the other Party under this Agreement.

8.2    Transfer of Forma Project Inventions upon exercise of the Call Option by BI. Upon exercise of the Call Option by BI for a specific Forma Collaboration Project, Forma shall transfer and assign any rights in any Forma Project Inventions to BI. Upon BI’s request and at BI’s expense, the Parties shall reasonably cooperate in the taking of such actions necessary to effect such transfer and assignment to BI of the Forma Project Inventions, including the prompt execution and delivery of all documents reasonably necessary to effect such transfer of ownership to BI. In addition, Forma shall transfer to BI the complete prosecution files applicable to Patents so assigned to enable BI to comply with all upcoming deadlines for responding to official actions and paying the maintenance fees for such Patents. Any costs and expenses incurred by Forma for the prosecution, transfer and assignment of such Patents shall be borne by BI. The Patents shall be prosecuted and maintained as BI Patents in accordance with Section 8.4 of this Agreement.

8.3    Activation of Actual Forma Proprietary Library Compounds.

(a)    Activation by Forma. Upon Forma’s nomination and the JSC’s acceptance of Hits under Section 2.4(c) from the Forma Proprietary Library, then (i) all such Hits from the Forma Proprietary Library and (ii) all other actual compounds in the Forma Proprietary Library contained in the same Chemotypes will be Activated and added to Exhibit 8.3.

(b)    Activation by BI. Forma shall provide [***]. BI’s use and disclosure of such database shall be subject to the foregoing sentence and the terms of Article 9 with such database remaining the Confidential Information of Forma. Prior to filing a Patent in any country in the world claiming or covering a BI Derivative, BI shall search the Forma Proprietary Library database provided by Forma to determine whether the proposed scope of such Patent generally or specifically covers or claims any actual compounds in the Forma Proprietary Library. BI shall promptly provide Forma with a list of any such actual compounds in the Forma Proprietary Library. Within [***] after receipt of such list, Forma shall notify BI whether one or more of such actual compounds are available for Activation. Each such actual compound that is available for Activation shall be Activated upon BI’s receipt of such notice from Forma and BI shall update Exhibit 8.3 accordingly. Notwithstanding anything in this Agreement to the contrary, BI shall not file any Patent claiming or covering (i) a compound in the Forma Proprietary Library that has not been Activated or (ii) a Collaboration Compound without completing the process set forth in this Section 8.3(b), and in the case of this subsection (ii) may thereafter do so only if such Collaboration Compound is either (a) not in the Forma Proprietary Library, or (b) Activated under this Section 8.3(b). If BI files a patent application covering a compound in the Forma Proprietary Library without having requested Activation as required under this Section 8.3(b), BI shall notify Forma promptly upon becoming aware thereof, such notice to include the applicable compounds in the Forma Proprietary’ Library. Any such compounds that are then available for Activation shall be Activated upon BI’s receipt of notice from Forma, which Forma shall provide within [***] after receipt of BI’s notice. For any such compounds that are not then available for Activation, BI shall grant and hereby grants Forma an exclusive, worldwide, royalty-free, perpetual, irrevocable license, with the right to grant sublicenses through multiple tiers, under all Patents arising from this filed patent application (and any patent applications claiming priority thereto), to research, develop, make, have made, use, have used, sell, have sold, offer for sale, have offered for sale, import, have imported and otherwise exploit and commercialize such compounds and any products containing such compounds, for any and all purposes. Notwithstanding the foregoing, in no event shall the restrictions under this Section 8.3(b) apply with respect to any chemical compound that is independently developed by or on behalf of BI as shown by contemporaneous scientific record and without use of any Confidential Information of Forma, Forma Know-How, or Information discovered, developed, invented or created under this Agreement. In addition, at any time during the Optimization Phase, BI may Activate compounds in accordance with the above-described process.

(c)    Notwithstanding anything to the contrary in this Agreement, an Excluded Compound may not be Activated.

(d)    In no event will more than [***] Collaboration Compounds, in the aggregate for all Collaboration Targets, be Activated, and in no event will more than [***] Collaboration Compounds from a single Synthetic Pathway (defined below) be Activated at any time. As used herein, “Synthetic Pathway” means a defined sequence of unique chemistry methodologies to develop a series of related Library Cores (defined below) using traditional bench scale equipment in gram quantities, and “Library Core” means a unique chemical entity synthesized by Forma with appropriate functionality at one or more sites of such chemical entity that allow subsequent elaboration of these sites with defined substituents. If a Collaboration Target is terminated, then all Activated Compounds associated with the Chemotypes for such Collaboration Target shall no longer be activated and shall not count toward the totals above.

8.4    Prosecution and Maintenance of Patents.

(a)    Forma Patents. As between the Parties, Forma shall be responsible for the Prosecution and Maintenance of the Forma Patents, at its sole expense, subject to Section 8.4(d). Notwithstanding the foregoing, Forma will use Commercially Reasonable Efforts to obtain a reasonable scope of patent protection for Collaboration Compounds that are covered by claims of Forma Patents, using counsel of its own choice. Forma shall keep BI informed as to material developments with respect to the Prosecution and Maintenance of such Forma Patents relevant to Collaboration Compounds, unless these relate to a Forma Project, including by providing copies of all material substantive office actions or any other material substantive documents that Forma receives from any patent office, including notice of all interferences, reissues, re-examinations, oppositions or requests for patent term extensions, and by providing BI the timely opportunity to have input into all substantive aspects of such Prosecution and Maintenance; provided, however, that Forma shall not be required to disclose any confidential information that is not specific to Collaboration Compounds or Collaboration Targets. Forma shall consult with BI and shall take into account any comments from BI in good faith, with respect to the Prosecution and Maintenance of any Forma Patents.

(b)    BI Patents. As between the Parties, BI shall control the Prosecution and Maintenance of any Patents in the BI Target Technology and any Patents claiming arising Information in accordance with Section 8.1(c) (“BI Patents”), at its sole expense, subject to Section 8.4(d).

(c)    Filing Decision or Prosecution Lapse. If, during the Term, with respect to Forma Patents covering Collaboration Compounds, unless these relate to a Forma Project, and with respect to BI Patents related to a Forma Collaboration Project or a Forma Project, the Party responsible for Prosecuting and Maintaining a Patent, in any country decides not to file such Patent or intends to allow such Patent to lapse or become abandoned without having first filed a substitute, the prosecuting or maintaining Party shall, whenever practicable, notify the other Party’ of such decision or intention at least [***] days prior to the date upon which the subject matter of such Patent shall become unpatentable or such Patent shall lapse or become abandoned, and such other Party shall thereupon have the right, but not the obligation, to assume responsibility for the Prosecution and Maintenance thereof at its own expense with counsel of its own choice.

(d)    Cooperation in Prosecution and Extensions. Each Party shall provide the other Party all reasonable assistance and cooperation in the patent prosecution efforts provided above in this Section 8.4, including providing any necessary powers of attorney, assignments and executing any other required documents or instruments for such prosecution. Each Party shall consult with the other Party before applying for or obtaining any patent term extension or related extension of rights, including supplementary protection certificates and similar rights. Neither Party shall proceed with such an extension until the Parties have agreed to a strategy therefor (with any disagreements on such strategy to be resolved by the JSC), however, as regards Patents covering Licensed Products, BI will be solely responsible for such decision. Each Party shall provide reasonable assistance to the other Party in connection with obtaining any such extensions consistent with such strategy. To the extent reasonably and legally required in order to obtain any such extension in a particular country, each Party shall make available to the other a copy of the necessary documentation to enable such other Party to use the same for the purpose of obtaining the extension in such country.

8.5    Defense of Claims Brought by Third Parties. If a Third Party asserts that a patent or other intellectual property right owned by it is infringed by the manufacture, use, sale or importation of any Collaboration Compound (other than a Collaboration Compound in a Forma Product) or Licensed Product, BI shall have the primary right but not the obligation to defend against any such assertions at its cost and expense. In the event BI elects to defend against any such Third Party claims, BI shall have the sole right to direct the defense of such Third Party claims and to elect to settle such claims, in the event that BI elects not to defend against such Third Party claims within thirty (30) days of learning of same, Forma shall have the right, but not the duty, to defend against such an action and thereafter shall have the sole right to direct the defense of any such Third Party claim(s), including the fight to settle such claims; Notwithstanding the foregoing, neither Party may settle any claim involving the other Party’s solely-owned Patent without such other Party’s prior written consent. In any event, the Parties shall reasonably assist one another and cooperate in any such litigation at the other’s request without expense to the requesting Party. Each Party may at its own expense and with its own counsel join any defense brought by the other Party,

8.6    Enforcement of Forma Technology or BI Target Technology.

(a)    Duty to Notify of Infringement. If any Party learns of an infringement, unauthorized use, misappropriation or threatened infringement or other such activity by a Third Party of the Forma Technology or BI Target Technology on account of such Third Party’s manufacture, use or sale of a Collaboration Compound (“Competitive Infringement”), such Party shall promptly notify the other Party and shall provide such other Party with available evidence of such Competitive Infringement.

(b)    BI Collaboration Projects and Forma Collaboration Projects. BI shall have the primary right, but not the obligation, to institute, prosecute, and control any action or proceeding with respect to a Competitive Infringement with respect to Collaboration Compounds from BI Collaboration Projects and Forma Collaboration Projects by counsel of its own choice, and Forma shall have the right, at, its own expense, to be represented in that action by counsel of its own choice. If BI fails to bring an action or proceeding within a period of one hundred twenty (120) days after first being notified of such Competitive Infringement, Forma shall have the right to bring and control any such action by counsel of its own choice, and BI shall have the right to be represented in any such action by counsel of its own choice at its own expense.

(c)    Forma Projects. Forma shall have the sole right, but not the obligation, to institute, prosecute, and control any action or proceeding with respect to a Competitive Infringement with respect to Collaboration Compounds from Forma Projects by counsel of its own choice. In such event, BI shall reasonably assist Forma as to any BI Patent and cooperate in any such litigation at the other’s request at the expense of Forma.

(d)    Share of Recoveries. If one Party brings any such action or proceeding in accordance with this Section 8.5, the second Party agrees to be joined as a party plaintiff where necessary and to give the first Party reasonable assistance and authority to file and prosecute the suit. The costs and expenses of the Party bringing suit under this Section 8.5 shall be borne by such Party, and any damages or other monetary awards recovered shall be shared as follows: (i) [***]; and then (ii) [***]. [***]. A settlement or consent judgment or other voluntary final disposition of a suit under this Section 8.5 may be entered into without the consent of the Party not bringing the suit; provided that such settlement, consent judgment or other disposition does not admit the invalidity or unenforceability of the relevant patent in the Forma Patents or BI Patents, and provided further, that any rights granted under the relevant patent to continue the infringing activity in such settlement, consent judgment or other disposition shall be limited to those rights that the granting Party otherwise has the right to grant. Section 8.6(e) shall apply if any amounts are recovered in any Paragraph IV Proceeding or settlement of any Paragraph IV Proceeding

(e)    Regulatory Data Protection - Patent Linkage. To the extent required by law or permitted by law, each Party will use Commercially Reasonable Efforts to promptly, accurately and completely list, with the applicable Regulatory Authorities during the Term, all applicable Patents for any Licensed Product or Forma Product chat such Party intends to, or has begun to, commercialize and that have become the subject of a marketing application submitted to FDA, such listings to include all so called “Orange Book” listings required under the Hatch-Waxman Act and all so called “Patent Register” listings as required in Canada, or any equivalent patent listings in other countries. Prior to such listings, the Parties will meet to evaluate and identify all applicable patents. Notwithstanding the preceding sentence, the Party holding the NDA or equivalent marketing authorization for the applicable Licensed Product or Forma Product will retain final decision-making authority as to the listing of all applicable patents for such Licensed Product or Forma Product, regardless of which Party owns such Patent.

With respect to any notification provided by a Third Party to BI or Forma under 21 U.S.C. § 355(j)(2)(B) making a certification described in 21 U.S.C. § 355(j)(2)(A)(vii)(IV) with respect to any Patents that are listed fora Licensed Product in the Orange Book, or equivalent actions in other countries, (each a “Paragraph IV Proceeding”), the following shall apply:

i.

Without any avoidable delay, however at the latest within five (5) Business Days of receipt of any notification of a Paragraph IV Proceeding, such party shall notify the other Party in writing and attach a copy of such notification, BI and Forma shall thereafter consult and cooperate fully to determine a course of action with respect to any such proceeding, including the negotiation of the offer of confidential access.

ii.

With respect to any BI Patents, BI shall have the initial right to initiate any Paragraph IV Proceeding, including by commencing a patent infringement action under 35 U.S.C. §271 (e)(2)(A), and shall bear the expense of any such Paragraph IV Proceeding. If BI elects not to commence a patent infringement action against the relevant Third Party under 35 U.S.C. §271(e)(2)(A), it shall notify Forma of such election no later than twenty- five (25) calendar days after the earlier of Forma’s or BI’s receipt of the notification provided pursuant to 21 U.S.C. §355(j)(2)(B) (or such shorter period as may be necessary to preserve any applicable rights with respect to such proceeding) and, in such case, Forma shall have the sole right to commence such patent infringement action, at its expense, and, if legally required, in BPs or the relevant BI Affiliate’s name and on BI’s or the relevant BI Affiliate’s behalf.

iii.

With respect to any Forma Patents, Forma shall have the initial right to initiate any Paragraph IV Proceeding, including by commencing a patent infringement action under 35 U.S.C. §271 (e)(2)(A), and shall bear the expense of any such Paragraph IV Proceeding. If Forma elects not to commence a patent infringement action against the relevant Third Party under 35 U.S.C. §271 (e)(2)(A), it shall notify BI of such election no later than twenty five (25) calendar days after the earlier of Forma’s or BPs receipt of the notification provided pursuant to 21 U.S.C. §355(j)(2)(B) (or such shorter period as may be necessary to preserve any applicable rights with respect to such proceeding) and, in such case, BI shall have the sole right to commence such patent infringement action, at its expense, and, if legally required, in Forma’s or the relevant Forma Affiliate’s name and on Forma’s or the relevant Forma Affiliate’s behalf.

8.7    CREATE Act. It is the intention of the Parties that this Agreement is a “joint research agreement” as that phrase is defined in 35 USC § 103(c)(3). In the event that either Party to this Agreement intends to overcome a rejection of an invention claimed in a Patent pursuant to the provisions of 35 USC § 103(c)(2), such Party shall first obtain the prior written consent of the other Party. Following receipt of such written consent, such Party shall limit any amendment to the specification or statement to the patent office with respect to this Agreement to that which is strictly required by 35 USC § 103(c) and the rules and regulations promulgated thereunder and which is consistent with the terms and conditions of this Agreement. To the extent that the Parties agree that, in order to overcome a rejection of a claimed invention pursuant to the provisions of 35 USC § 103(c)(2), the filing of a terminal disclaimer is required or advisable, the Parties shall first agree on terms and conditions under which the Patent subject to such terminal disclaimer and the patent or application over which such application is disclaimed shall be jointly enforced, to the extent that the Parties have not previously agreed to such terms and conditions.

8.8    Other Agreement(s). BI’s rights under this Article 8 with respect to any Forma Patents shall be subject to the rights that one or more Third Parties may have, or the obligations that Forma may have, in each case to file, prosecute, maintain, and/or enforce such patents under the applicable license agreements with such Third Parties as of the Effective Date. Forma shall inform BI promptly as soon as such rights that one or more Third Parties may have, or obligations that Forma may have, restrict the ability of BI to exercise its rights under this Article 8 with respect to any Forma Patents, in which case Forma shall further give explanations to BI as to the scope of such restrictions.

ARTICLE IX

CONFIDENTIALITY

9.1    Confidentiality; Exceptions. Except to the extent expressly authorized by this Agreement or otherwise agreed in writing, the Parties agree that the receiving Party (the “Receiving Party”) shall keep confidential and shall not publish or otherwise disclose or use for any purpose other than as provided for in this Agreement any Information or other confidential and proprietary information and materials, patentable or otherwise, in any form (written, oral, photographic, electronic, magnetic, or otherwise) which is disclosed to it by the other Party (the “Disclosing Party”) or otherwise received or accessed by a Receiving Party in the course of performing its obligations or exercising its rights under this Agreement, including but not limited to trade secrets, know-how, inventions or discoveries, proprietary information, formulae, processes, techniques and information relating to a Party’s past, present and future marketing, financial, and research and development activities of any product or potential product or useful technology of the Disclosing Party and the pricing thereof (collectively, “Confidential Information”), except to the extent that it can be established by the Receiving Party that such Confidential Information:

(a)    was in the lawful knowledge and possession of the Receiving Party prior to the time it was disclosed to, or learned by, the Receiving Party, or was otherwise developed independently by the Receiving Party, as evidenced by written records kept in the ordinary course of business, or other documentary proof of actual use by tire Receiving Party;

(b)    was generally available to the public or otherwise part of the public domain at the time of its disclosure to the Receiving Party;

(c)    became generally available to the public or otherwise part of the public domain after its disclosure and other than through any act or omission of the Receiving Party in breach of this Agreement; or

(d)    was disclosed to the Receiving Party, other than under an obligation of confidentiality, by a Third Party who had no obligation to the Disclosing Party not to disclose such information to others.

9.2    Authorized Disclosure. Except as expressly provided otherwise in this Agreement, a Receiving Party may use and disclose Confidential Information of the Disclosing Party as follows: (i) to the Receiving Party’s Affiliates, potential and actual sublicensees, employees, officers, directors, agents, consultants, and/or other Third Parties under appropriate confidentiality provisions no less stringent than those in this Agreement, in connection with the performance of its obligations or exercise of its rights under this Agreement; or (ii) to the extent such disclosure is reasonably necessary in filing or prosecuting patent, copyright and trademark applications, prosecuting or defending litigation, complying with applicable governmental regulations, obtaining regulatory approval, conducting pre-clinical activities or clinical trials, marketing Licensed Products, or otherwise required by law; provided, however, that if a Receiving Party is required by law or regulation to make any such disclosure of a Disclosing Party’s Confidential Information it will, except where impracticable for necessary disclosures, for example in the event of medical emergency, give reasonable advance notice to the Disclosing Party of such disclosure requirement and, except to the extent inappropriate in the case of Patents, will use its reasonable efforts to secure confidential treatment of such Confidential Information required to be disclosed; or (iii) to potential or actual acquirers, merger candidates or investors or venture capital firms, investment bankers or other financial institutions or investors, provided that in connection with such disclosure, such Receiving Party shall inform each disclosee of the confidential nature of such Confidential Information and cause each disclosee to treat such Confidential information as confidential; or (iv) to the extent mutually agreed to in writing by the Parties; provided, however, that, in each of the above situations, the Receiving Party shall remain responsible for any failure by any Person who receives the Confidential Information pursuant to this Section 9.2 to treat such Confidential Information as required under this Article 9.

9.3    Press Release; Disclosure of Agreement. Promptly after the Effective Date, the Parties may each issue a public announcement of the execution of this Agreement. Neither Party shall be free to issue any press release or other public disclosure regarding the Agreement or the Parties’ activities hereunder, or any results or data arising hereunder, except (a) with the other Party’s prior written consent, or (b) for any disclosure that is reasonably necessary to comply with applicable national securities exchange listing requirements or laws, rules or regulations, with the other Party’s consent not to be unreasonably withheld or delayed beyond a time reasonably in advance of the required disclosure deadline necessary to comply with applicable national securities exchange listing requirements or laws, rules or regulations. The Parties agree to consult with each other reasonably and in good faith with respect to the text and timing of any such press releases prior to the issuance thereof, and a Party may not unreasonably withhold consent to such releases. Except to the extent required by law or as otherwise permitted in accordance with this Section 9.3, neither Party shall make any public announcements concerning this Agreement or the subject matter hereof without the prior written consent of the other, which shah not be unreasonably withheld. Each Party agrees to provide to the other Party a copy of any public announcement regarding this Agreement or the subject matter thereof as soon as reasonably practicable under the circumstances prior to its scheduled release. Except under extraordinary circumstances, when the following notice may not be possible but in which event the press release will still be provided to the other Party for comment before release, each Party shall provide the other with an advance copy of any such announcements at least [***] Days prior to its scheduled release. Each Party shall have the right to expeditiously review and recommend changes to any such announcement and, except as otherwise required by laws, rules or regulations, the Party whose announcement has been reviewed shall remove any Confidential Information of the reviewing Party that the reviewing Party reasonably deems to be inappropriate for disclosure. The principles to be observed by Forma and BI in any such permitted public disclosures with respect to this Agreement shall be: accuracy and completeness, the requirements of confidentiality under this Article 9, and the normal business practice in the pharmaceutical and biotechnology industries for disclosures by companies comparable to Forma and BI. Notwithstanding the foregoing, to the extent information regarding this Agreement has already been publicly disclosed in the same context, either Party may subsequently disclose the same information to the public without the consent of the other Party. Each Party shall be permitted to disclose the terms of this Agreement, in each case under appropriate confidentiality provisions substantially equivalent to those of this Agreement, to any actual or potential acquirers, merger partners, and professional advisors. Each Party shall give the other Party a reasonable opportunity to review all filings with the United Stated Securities and Exchange Commission describing the terms of this Agreement prior to submission of such filings, and shall give due consideration to any reasonable comments by the non-filing Party relating to such filing, including without limitation the provisions of this Agreement for which confidential treatment should be sought.

9.4    Termination of Prior Agreement. This Agreement supersedes the [***]. All information exchanged between the Parties under that agreement shall be deemed Confidential Information hereunder and shall be subject to the terms of this Article 9, with the mutual understanding and agreement that any use or disclosure thereof that is authorized under this Article 9 shall not be restricted by, or be deemed a violation of, the Secrecy Agreement.

9.5    Remedies. Each Party shall be entitled to seek, in addition to any other right or remedy it may have, at law or in equity, a temporary injunction, without the posting of any bond or other security, enjoining or restraining the other Party’ from any violation or threatened violation of this Article 9.

9.6    Publications. Neither Party may publish peer reviewed manuscripts, or give other forms of public disclosure such as abstracts and presentations, of results of studies carried out under this Agreement, without the prior written approval by the other Party except to the extent required by applicable laws. A Party seeking publication shall provide the other Party the opportunity to review and comment on any proposed publication that relates to a Collaboration Compound at least [***] prior to its intended submission for publication. The other Party shall provide the Party seeking publication with its comments in writing, if any, within [***] after receipt of such proposed publication. The Party seeking publication shall consider in good faith any comments thereto provided by the other Party and shall comply with the other Party’s request to remove any and all of such other Party’s Confidential Information from the proposed publication. In addition, the Party seeking publication shall delay the submission for a period up to [***] in the event that the other Party can demonstrate reasonable need for such delay, including the preparation and filing of a Patent. If the other Party fails to provide its comments to the Party’ seeking publication within such [***] period, such other Party shall be deemed not to have any comments, and the Party seeking publication shall be free to publish in accordance with this Section 12.3 after the [***] period has elapsed. The Party seeking publication shall provide the other Party a copy of the manuscript at the time of the submission. Each Party agrees to acknowledge the contributions of the other Party and its employees in all publications as scientifically appropriate.

ARTICLE X

REPRESENTATIONS AND WARRANTIES

10.1    Representations and Warranties of Both Parties. Each Party hereby represents and warrants to the other Party, as of the Effective Date, that:

(a)    such Party is duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation and has full corporate power and authority to enter into this Agreement and to carry out the provisions hereof;

(b)    such Party has taken all necessary action on its part to authorize the execution and delivery of this Agreement and the performance of its obligations hereunder;

(c)    this Agreement has been duly executed and delivered on behalf of such Party, and constitutes a legal, valid, binding obligation, enforceable against it in accordance with the terms hereof;

(d)    the execution, delivery and performance of this Agreement by such Party does not conflict with any agreement or any provision thereof, or any instrument or understanding, oral or written, to which it is a party or by which it is bound, nor violate any law or regulation of any court, governmental body or administrative or other agency having jurisdiction over such Party;

(e)    no government authorization, consent, approval, license, exemption of or filing or registration with any court or governmental department, commission, board, bureau,

agency or instrumentality, domestic or foreign, under any applicable laws, rules or regulations currently in effect, is or will be necessary for, or in connection with, the transaction contemplated by this Agreement or any other agreement or instrument executed in connection herewith, or for the performance by it of its obligations under this Agreement and such other agreements; and

(f)    it has not employed (and, to the best of its knowledge without further duty of inquiry, has not used a contractor or consultant that has employed) any individual or entity debarred by the FDA (or subject to a similar sanction of EMA), or, to the best of its knowledge without further duty of inquiry, any individual who or entity that is the subject of an FDA debarment investigation or proceeding (or similar proceeding of EMA).

10.2    Representations and Warranties of Forma. Forma hereby represents and warrants to BI, as of the Effective Date, that:

(a)    It has sufficient legal title to grant the licenses to BI as purported to be granted pursuant to this Agreement;

(b)    It has not received any written notice from any Third Party asserting or alleging that any research or development of compounds in the Forma Compound Libraries prior to the Effective Date infringes or misappropriates the intellectual property rights of such Third Party; and

(c)    There are no pending, and to Forma’s knowledge no threatened, actions, suits or proceedings against Forma involving the Forma Technology,

(d)    As of the Effective Date, Forma has no agreements with any Third Party which limit the scope of the rights granted to BI hereunder.

10.3    Representations and Warranties of BI. Forma hereby represents and warrants to BI, as of the Effective Date, that:

(a)    It has sufficient legal title to grant the licenses to Forma as purported to be granted pursuant to this Agreement; and

(b)    It has not received any written notice from any Third Party asserting or alleging that any research or development of compounds in the BI Compound Libraries prior to the Effective Date infringes or misappropriates the intellectual property rights of such Third Party.

10.4    Mutual Covenants. Each Party hereby covenants to the other Party that;

(a)    All employees of such Party’ or its Affiliates working under this Agreement will be under the obligation to assign all right, title and interest in and to their inventions and discoveries, whether or not patentable, to such Party as the sole owner thereof;

(b)    Such Party will not employ (or, to the best of its knowledge without further duty of inquiry, will not use any contractor or consultant that employs) any individual or entity debarred by the FDA (or subject to a similar sanction of EMA) or, to the best of its knowledge without further duty of inquiry, any individual who or entity that is the subject of an FDA debarment investigation or proceeding (or similar proceeding of EMA), in the conduct of its activities under any Program;

(c)    Such Party shall perform its activities pursuant to this Agreement in compliance with good laboratory and clinical practices and cGMP, in each case as applicable under the laws and regulations of the country and the state and local government wherein such activities are conducted; and

(d)    Neither Party shall, during the Term, grant any right or license or encumbrance or lien of any kind (other than general liens created in the ordinary course of business which are not specific to any of the Forma Technology or the BI Target Technology) to any Third Party relating to any of the intellectual property rights it owns or Controls which would conflict or interfere with any of the rights or licenses granted or to be granted to the other Party hereunder.

10.5    Disclaimer. Except as otherwise expressly set forth in this Agreement, NEITHER PARTY MAKES ANY REPRESENTATION OR EXTENDS ANY WARRANTY OF ANY KIND, EITHER EXPRESS OR IMPLIED, INCLUDING ANY WARRANTY THAT ANY PATENTS ARE VALID OR ENFORCEABLE OR THAT THEIR EXERCISE DOES NOT INFRINGE ANY PATENT RIGHTS OF THIRD PARTIES, AND EXPRESSLY DISCLAIMS ALL WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE. Without limiting the generality of the foregoing, each Party disclaims any warranties with regards to: (a) the success of any study or test commenced under this Agreement, (b) the safety or usefulness for any purpose of the technology or materials, including any Collaboration Compounds, it provides or discovers under this Agreement; and/or (c) the validity, enforceability, or non-infringement of any intellectual property rights or technology it provides or licenses to the other Party under this Agreement.

ARTICLE XI

INDEMNIFICATION; INSURANCE

11.1    Indemnification by BI. BI shall indemnify, defend and hold harmless Forma and its Affiliates, and its or their respective directors, officers, employees and agents, from and against any and all liabilities, damages, losses, costs and expenses, including, but not limited to, the reasonable fees of attorneys and other professional Third Parties (collectively, “Losses”) to the extent arising out of or resulting from any and all Third Party suits, claims, actions, proceedings or demands (“Claims”) based upon:

(a)    the negligence, recklessness or wrongful intentional acts or omissions of BI and/or its Affiliates and its or their respective directors, officers, employees and agents, in connection with BI’s performance of its obligations or exercise of its rights under this Agreement;

(b)    any breach of any representation or warranty or any other provision under this Agreement; or

(c)    the research and development that is actually conducted by and/or on behalf of BI, the handling and storage by and/or on behalf of BI of any chemical agents or other compounds for the purpose of conducting development by or on behalf of BI, and the manufacture, marketing, commercialization and sale by BI, its Affiliate or Sublicensee of any Collaboration Compound or Licensed Product, including Claims based upon products liability and intellectual property infringement or misappropriation.

11.2    Indemnification by Forma. Forma shall indemnify, defend and hold harmless BI and its Affiliates, and its or their respective directors, officers, employees and agents, from and against any and all Losses to the extent arising out of or resulting from any and all Third Party Claims based upon:

(a)    the negligence, recklessness or wrongful intentional acts or omissions of Forma and/or its Affiliates and/or its or their respective directors, officers, employees and agents, in connection with Forma’s performance of its obligations or exercise of its rights under this Agreement; or

(b)    any breach of any representation or warranty or any other provision under this Agreement.

11.3    Procedure. In the event that any person (an “Indemnitee”) entitled to indemnification under Section 11.1 or Section 11.2 is seeking such indemnification, such Indemnitee shall (i) inform, in writing, the indemnifying Party of the claim as soon as reasonably practicable after such Indemnitee receives notice of such claim, (ii) permit the indemnifying Party to assume direction and control of the defense of the claim (including the sole right to settle it at the sole discretion of the indemnifying Party, taking into consideration in good faith any reasonable concerns or objections raised by the Indemnitee; provided that such settlement does not impose any obligation on, or otherwise adversely affect, the Indemnitee or other Party), (iii) cooperate as reasonably requested (at the expense of the indemnifying Party) in the defense of the claim, and (iv) undertake all reasonable steps to mitigate any loss, damage or expense with respect to the claim(s).

11.4    Insurance. During the Term, each Party will have and maintain such types and amounts of liability insurance including self-insurance as is normal and customary in the industry generally for similarly situated parties, and will upon request provide the other Party with a certificate of insurance in that regard, along with any amendments and revisions thereto.

11.5    LIMITATION OF LIABILITY. EXCEPT FOR A BREACH OF ARTICLE 9 OR FOR CLAIMS OF A THIRD PARTY THAT ARE SUBJECT TO INDEMNIFICATION UNDER THIS ARTICLE 11 OR AS OTHERWISE EXPRESSLY STATED IN THIS AGREEMENT, NEITHER FORMA NOR BI, NOR ANY OF THEIR AFFILIATES OR SUBLICENSEES, WILL BE LIABLE TO THE OTHER PARTY, ITS AFFILIATES OR ANY OF THEIR SUBLICENSEES FOR ANY INDIRECT, INCIDENTAL, CONSEQUENTIAL, SPECIAL, RELIANCE OR PUNITIVE DAMAGES OR LOST OR IMPUTED PROFITS OR ROYALTIES, LOST DATA OR COST OF PROCUREMENT OF SUBSTITUTE GOODS OR SERVICES, WHETHER LIABILITY IS ASSERTED IN CONTRACT, TORT (INCLUDING NEGLIGENCE AND STRICT PRODUCT LIABILITY), INDEMNITY OR CONTRIBUTION, AND IRRESPECTIVE OF WHETHER THAT PARTY OR ANY REPRESENTATIVE OF THAT PARTY HAS BEEN ADVISED OF, OR OTHERWISE MIGHT HAVE ANTICIPATED THE POSSIBILITY OF, ANY SUCH LOSS OR DAMAGE.

ARTICLE XII

TERM AND TERMINATION

12.1    Term; Expiration. This Agreement shall become effective as of the Effective Date and, unless earlier terminated pursuant to the other provisions of this Article 12, shall expire as follows:

(a)    On a Licensed Product-by-Licensed Product or Forma Product-by-Forma Product and country-by-country basis, on the dale of the expiration of all payment obligations under this Agreement with respect to such Licensed Product or Forma Product in such country;

(b)    In its entirety upon the expiration of all payment obligations under this Agreement with respect to the last Licensed Product and Forma Product in all countries in the Territory; and

(c)    On a Collaboration Target-by-Collaboration Target basis when no Collaboration Compound, Licensed Product or Forma Product for such target is being researched, developed or commercialized by either Party hereunder with Commercially Reasonable Efforts (which shall be deemed a termination by BI under Section 12.3).

The period from the Effective Date until the date of expiration of this Agreement in its entirety, or as the case may be, until the date of the expiration of this Agreement in part with respect to a given Licensed Product, Forma Product or Collaboration Target, may be referred to herein as the “Term.”

12.2    Termination for Cause.

(a)    Termination for Material Breach. Either Party (the “Non-breaching Party”) may, without prejudice to any other remedies available to it at law or in equity, terminate this Agreement in its entirety in the event tire other Party (the “Breaching Party”) shall have materially breached or defaulted in the performance of any of its material obligations hereunder, and such default shall have continued for [***] after written notice thereof was provided to the Breaching Party by the Non-breaching Party, such notice describing with particularity and in detail the alleged material breach. Subject to Section 12.2(b), any such termination of the Agreement under this Section 12.2 shall become effective at the end of such [***] period, unless the Breaching Party has cured any such breach or default prior to the expiration of such [***] period or, if such preach is not susceptible to cure within such [***] period even with the use of Commercially Reasonable Efforts, the Non-Breaching Party’s right to termination shall be suspended only if and for so long as the Breaching Party has provided to the Non-Breaching Party a written plan that is reasonably calculated to effect a cure, such plan is acceptable to the Non-Breaching Party (or to the arbitrators, in the event of arbitration pursuant to Section 13.1), and the Breaching Party commits to and does carry out such plan. The right of either Party to terminate this Agreement as provided in this Section 12.2 shall not be affected in any way by such Party’s waiver or failure to take action with respect to any previous default.

(b)    In the event of a good faith dispute filed under Section 13.2 with respect to the existence of a material breach (including as to whether BI has used Commercially Reasonable Efforts as required in this Agreement), the [***] cure period shall be tolled until such time as the dispute is resolved pursuant to Article 13 hereof. If the material breach is confirmed by the judgment of the arbitration panel and not cured within [***] after the receipt of such decision by the arbitration panel, the non-breaching Party shall have the right on written notice to the breaching Party, to terminate this Agreement; provided that if the material breach that is confirmed by the arbitration panel is BI’s breach of its obligation under Section 6.2 to use Commercially Reasonable Efforts, BI shall have a reasonable time frame after receipt of such decision by the arbitration panel, however no later than within [***] after the receipt of the decision of the arbitration panel, to cure such breach. In the event of any dispute under this Agreement regarding a Party’s payment obligations under this Agreement, the paying Party shall be required to deposit all disputed payment amounts into an interest-bearing escrow account established by the Parties. Upon the resolution of such dispute, the arbitrators shall direct the disposition of the escrowed funds (including interest accrued) to the prevailing party in accordance with the arbitrators’ ruling on such dispute together with any damages or other remedies as awarded.

(c)    Patent Challenge. Forma may terminate this Agreement in its entirety immediately upon written notice to BI if BI or its Affiliates challenges directly or through a Third Party (including in any proceeding before a patent office, court or administrative forum) the validity’, enforceability or scope of any Forma Patent anywhere in the world. If a sublicensee of BI (or an affiliate of such sublicensee) undertakes any such patent challenge covered by the foregoing under any such Patent sublicensed, then BI upon receipt of notice from Forma will immediately terminate the applicable sublicense agreement.

12.3    BI Unilateral Termination Rights. BI shall have the right to terminate this Agreement either in Its entirety or on a Collaboration Target-by-Collaboration Target basis, for any reason or for no reason at all, upon at least [***] prior written notice to Forma; provided that (i) BI may terminate this Agreement with respect to a Collaboration Target at any time upon at least [***] prior written notice to Forma and by discontinuing all activities of the Parties under this Agreement with respect to such Collaboration Target and (ii) any termination under this Section 12.3 of this Agreement in its entirety shall not be effective before the [***] anniversary of the Effective Dale.

12.4    Effects of Expiration. Following the expiration of the Term pursuant to Section 12.1, the following terms shall apply:

(a)    Subject to the terms and conditions of this Agreement, following expiration of the Term with respect to a licensed Product in a country pursuant to Section 12.1(a), BI shall have an exclusive, fully-paid, royalty-free license, with the right to grant sublicensee, under the Forma Technology, to continue to make, have made, use, sell, offer to sell and import such Licensed Product in the Field in such country, for so long as it continues to do so.

(b)    Subject to the terms and conditions of this Agreement, following expiration of the Term with respect to a Forma Product in a country pursuant to Section 12.1(a), Forma shall have an exclusive, fully-paid royalty-free license, with the right to grant sublicenses, under the Bi Target Technology, to continue to make, have made, use, sell, offer to sell and import such Forma Product in the Field in such country, for so long as it continues to do so.

(c)    Subject to the terms and conditions of this Agreement, following expiration of the Term with respect to this Agreement in its entirety pursuant to Section 12.1(b), BI shall have an exclusive, fully-paid, royalty-free license, with the right to grant sublicenses, under the Forma Technology, to continue to make, have made, use, sell, offer to sell and import Licensed Products in the Field in the Territory, for so long as it continues to do so.

(d)    Subject to the terms and conditions of this Agreement, following expiration of the Term with respect to this Agreement in its entirety pursuant to Section 12.1(b) Forma shall have an exclusive, fully-paid, royalty-free license, with the right to grant sublicenses, under the BI Target Technology, to continue to make, have made, use, sell, offer to sell and import Forma Products in the Field in the Territory, for so long as it continues to do so,

12.5    Effects of Expiration or Termination of Call Option. Upon expiration or termination of the Call Option for a Forma Collaboration Project:

(a)    Notwithstanding anything contained herein to the contrary, all licenses granted to BI with respect to Collaboration Compounds and Licensed Products from such Forma Collaboration Project shall terminate, each such Licensed Product shall be deemed to be a Forma Product, and such Forma Collaboration Project shall become a Forma Project.

(b)    All of Forma’s exclusivity obligations under Section 5.7 with respect to the Collaboration Target in such Forma Collaboration Project shall immediately terminate and no longer be of any force or effect.

(c)    Forma shall have an exclusive (even as to BI), royalty-free, worldwide license, with the right to grant sublicenses through multiple tiers, under the BI Target Technology to research, develop, make, have made, use, have used, sell, have sold, offer for sale, have offered for sale, import, have imported and otherwise exploit and commercialize Forma Products containing Collaboration Compounds from the Forma Compound Libraries and Derivatives thereof. All material relating to such Collaboration Compounds and in BI’s possession shall be transferred to Forma upon expiration of the respective Call Option.

(d)    Tn addition, Forma shall have the right to ask BI to negotiate in good faith a royalty-free license of the scope described in subsection (c) above under the BI Target Technology necessary or reasonably useful to develop, manufacture and commercialize certain Collaboration Compounds from the BI Compound Libraries related to the Forma Collaboration Project. Following such request, the Parties shall discuss in good faith and use reasonable efforts to agree within [***] on the license agreement and the Collaboration Compounds from the BI Compound Libraries to be included in such license, the corresponding BI Target Technology covering or claiming such Collaboration Compounds and the royalty applicable to the licenses described above in this Section 12.5(d); provided that BI will not unreasonably withhold its consent to the grant of a license to Collaboration Compounds that achieved the SoExtProf-Criteria.

(e)    In the event that the Parties conclude a license agreement in accordance with Section 12.5(d), BI shall assign to Forma BI’s interest in any Information or Patent owned by BI under this Agreement arising from Forma’s activities with respect to such applicable Forma Collaboration Project. BI agrees to execute and deliver assignments of such Patents and Information to Forma.

(f)    In the event that (i) Forma does not ask for such license in accordance with Section 12.5(d) within [***] after expiration of BI’s Call Option or (ii) the Parties are not able to agree on a respective license agreement, Forma shall promptly return to BI all Collaboration Compounds which have been derived from the BI Compound Libraries or arc Forma Derivatives of such compounds.

12.6    Effects of Termination.

(a)    By Forma for BI’s Breach or by BI at Will. In the event of a termination of this Agreement in its entirety by Forma pursuant to Section 12.2 or in its entirety or with respect to a Collaboration Target by BI pursuant to Section 12.3, all terminated BI Collaboration Projects and Forma Collaboration Projects shall be deemed Forma Projects, and the following terms shall apply (as applicable to the terminated Collaboration Targets) to the extent a particular Collaboration Compound is included in the applicable license granted to Forma pursuant to Section 12.6(b) (each such licensed Collaboration Compound, and each Licensed Product containing such licensed Collaboration Compound, a “Terminated Licensed Product”):

(i)    Notwithstanding anything contained herein to the contrary, all licenses granted to BI with respect to Collaboration Compounds and Licensed Products for the terminated Collaboration Targets (or, in the case of termination of the entire Agreement, all Collaboration Compounds and all Licensed Products) shall terminate, and each Terminated Licensed Product shall be deemed to be a Forma Product;

(ii)    All unexercised Call Options with respect to the terminated Forma Collaboration Projects as of the date that Forma receives such notice from BI shall be cancelled and of no force and effect;

(iii)    All of Forma’s exclusivity obligations under Section 5.7 with respect to the terminated Collaboration Targets shall immediately terminate and no longer be of any force or effect;

(iv)    BI shall complete any ongoing Clinical Trials of Licensed Products with regard to those patients enrolled at the time of termination or, at Forma’s request, BI shall transition oversight of such ongoing Clinical Trials to Forma as soon as reasonably practicable. Notwithstanding the foregoing, BI may prematurely suspend or terminate any such Clinical Trial if unacceptable safety signals are observed by BI or the Data and Safety Monitoring Board with respect to the Licensed Product or related Collaboration Compound that BI in good faith deems present an unacceptable risk to patients participating in such Clinical Trials;

(v)    BI shall promptly return to Forma, at no cost to Forma, Information and materials transferred by Forma to BI with respect to each Terminated Licensed Product, and shall transfer to Forma stocks of each Terminated Licensed Product at a cost to Forma equal to BI’s manufacturing cost;

(vi)    BI shall transfer and assign to Forma, at Forma’s request, data and Information, and other relevant material, generated by BI and in its possession for all Terminated Licensed Products, which data, Information and materials are relevant for the continued

(vii)    development, manufacture and commercialization of such Terminated Licensed Products (which Information shall be deemed the Confidential Information of Forma), including without limitation copies of clinical study data and results, and other Information and the like developed by or for the benefit of BI relating to such Terminated Licensed Products and other documents relating to such Terminated Licensed Products that are relevant for the continued development, manufacture and commercialization of such Terminated Licensed Products as Forma Products (including without limitation material documents and agreements relating to the sourcing, manufacture, promotion, distribution, sale or use of a Terminated Licensed Product) throughout the Territory, however solely to the extent as necessary for the further development and commercialization of the Terminated Licensed Products;

(viii)    In the event that any such Licensed Product is then commercialized, the Parties shall negotiate in good faith a license to Forma for any product-specific trademark used with the Licensed Product, excluding any such trademarks that include, in whole or part, any corporate name or logo of BI, its Affiliate or its sublicensee;

(ix)    BI shall wherever practical assign (and where not practical shall permit use of the same) to Forma regulatory filings relating to Terminated Licensed Products, including, without limitation, any NDAs;

(x)    BI shall, at no cost to Forma, provide reasonable consultation and assistance for a period of no more than [***] for the purpose of transferring or transitioning to Forma all then-existing commercial arrangements relating specifically to Terminated Licensed Products that BI is able, using reasonable commercial efforts, to transfer or transition to Forma, in each case, to the extent reasonably necessary for Forma to commence or continue researching, developing, manufacturing, or commercializing Terminated Licensed Products. The foregoing shall include, without limitation, transferring, upon request of Forma, any agreements with Third Party suppliers or vendors that specifically cover the supply or sale of Terminated Licensed Products. If any such contract between BI and a Third Party is not assignable to Forma (whether by such contract’s terms or because such contract does not relate specifically to Terminated Licensed Products) but is otherwise reasonably necessary for Forma to commence or continue researching, developing, manufacturing, or commercializing Terminated Licensed Products or if BI manufactures the Terminated Licensed Product itself (and thus there is no contract to assign), then BI shall reasonably cooperate with Forma to negotiate for the continuation of such license and/or supply from such entity, and BI shall supply such bulk or finished Terminated Licensed Product, as applicable, to Forma, for a reasonable period ([***] until Forma establishes an alternate, validated source of supply for the Terminated Licensed Products. The cost to Forma for such supply shall be at BI’s cost;

(xi)    Forma shall have the right to purchase from BI any or all of the inventory of such Terminated Licensed Products held by BI as of the date of termination (that are not committed to be supplied to any Third Party or Sublicensee, in the ordinary course of business, as of the date of termination) at a price equal to BI’s actual cost to acquire or manufacture such inventory. Forma shall notify BI within [***] after the date of termination whether Forma elects to exercise such right; and.

(xii)    BI’s payment obligations set forth in Sections 7.3(b)-(d) shall survive solely as applicable to any Collaboration Compound and Licensed Product for the terminated Collaboration Targets, and any Derivative of any such Collaboration Compound that contains those structural features of such Collaboration Compound that an experienced medicinal chemist would reasonably believe suitable to preserve the biological activity of such compounds, in each case that is developed or commercialized for a terminated Collaboration Target by or on behalf of BI, its Affiliates or sublicensees after termination of this Agreement in its entirety or with respect to the terminated Collaboration Target.

(b)    Licenses and Assignments to Forma Upon Termination. Upon termination of this Agreement in its entirety by Forma pursuant to Section 12.2 or in its entirety or with respect to a Collaboration Target by BI pursuant to Section 12.3, Forma shall receive the following licenses and assignments from BI:

(i)    Termination of a Collaboration Target prior to achievement of SoH2L-Criteria. If BI terminates this Agreement with respect to a particular Collaboration Target prior to achievement of the SoH2L-Criteria, then BI hereby grants to Forma effective upon such termination, and shall grant to Forma, a non-exclusive, royalty-free, worldwide license, with the right to grant sublicenses through multiple tiers, under the BI Target Technology to research, develop, make, have made, use, have used, sell, have sold, offer for sale, have offered for sale, import, have imported and otherwise exploit and commercialize Forma Products containing Collaboration Compounds from the Forma Compound Libraries and Derivatives thereof (each of which shall be deemed a Terminated Licensed Product).

(ii)    Termination of BI Collaboration Projects Prior to SoExtProf. If BI terminates this Agreement with respect to a particular Collaboration Target from and after the achievement of the SoH2L-Criteria and prior to the achievement of the SoExtProf-Criteria, then BI hereby grants to Forma effective upon such termination, and shall grant to Forma, a nonexclusive, royalty-free, worldwide license, with the right to grant sublicenses through multiple tiers, under the BI Target Technology to research, develop, make, have made, use, have used, sell, have sold, offer for sale, have offered for sale, import, have imported and otherwise exploit and commercialize Forma Products containing Collaboration Compounds from the Forma Compound Libraries and Derivatives thereof (each of which shall be deemed a Terminated Licensed Product). In addition, Forma shall have the right to ask BI to negotiate in good faith a royalty-bearing (at the royalty rate set forth in Section 12.6(b)(iv)(1)), worldwide license of the scope described immediately above under the BI Target Technology necessary or reasonably useful to develop, manufacture and commercialize certain Collaboration Compounds from the BI Compound Libraries related to this Collaboration Project. Following such request, the Parties shall discuss in good faith and use reasonable efforts to agree within [***] on the commercially reasonable terms (other than royalty rates, which are set forth in Section 12.6(b)(iv)(1)) of a license agreement and the Collaboration Compounds from the BI Compound Libraries related to this Collaboration Project to be included in such license and corresponding BI Target Technology covering or claiming such Collaboration Compounds (each of which shall be deemed a Terminated Licensed Product upon effectiveness of such license agreement). If the Parties fail to agree on such terms during such [***] period, then such terms shall be determined by arbitration in accordance with Section 13.2.

(iii)    Termination of BI Collaboration Projects After SoExtProf Upon Forma’s request following BI’s discontinuation of a BI Collaboration Project from and after achievement of the SoExtProf-Criteria, BI hereby (A) assigns to Forma, effective upon such request, all of BI’s right, title and interest in and to any Patents claiming Information arising under the BI Collaboration Project that Claim or cover any BI Derivatives of Collaboration Compounds in such BI Collaboration Project from the Forma Compound Libraries, and (B) grants to Forma effective upon such termination, and shall grant to Forma, an exclusive (even as to BI), royalty-bearing, worldwide license, with the right to grant sublicenses through multiple tiers, under the BI Target Technology to research, develop, make, have made, use, have used, sell, have sold, offer for sale, have offered for sale, import, have imported and otherwise exploit and commercialize Forma Products containing Collaboration Compounds from the Forma Compound Libraries and Derivatives thereof (each of which shall be deemed a Terminated Licensed Product). In addition, Forma shall have the right to ask BI to negotiate in good faith a royalty-bearing license of the scope described immediately above under the BI Target Technology necessary or reasonably useful to develop, manufacture and commercialize certain Collaboration Compounds from the BI Compound Libraries related to the applicable Collaboration Project. Following such request, the Parties shall discuss in good faith and use reasonable efforts to agree within [***] on the commercially reasonable terms of a license agreement and the Collaboration Compounds from the BI Compound Libraries to be included in such license, the corresponding BI Target Technology covering or claiming such Collaboration Compounds and the royalty applicable to the licenses described above; provided that BI will not withhold its consent to the grant of a license to any Collaboration Compounds that achieved the SoExProf-Criteria. If the Parties fail to agree on such terms during such [***] period, then any disputed terms shall be determined by arbitration in accordance with Section 13.2. Any Collaboration Compound included in such license shall be deemed a Terminated Licensed Product upon the effectiveness of such license agreement.

(iv)    Royalty Payments by Forma.

(1)    In consideration of the license granted under Section 12.6(b)(ii), for each Forma Project that was a BI Collaboration Project for which BI terminated development prior to achieving the SoExtProf-Criteria, Forma shall pay to BI a royalty on Net Sales of such Forma Products at the following rates:

a.	[***]; or

b.	[***].

(2)    In consideration of any license granted under Section 12.6(b)(iii), where a royalty is to be determined by the Parties, Forma shall pay such royalties on Net Sales of such Forma Products at the commercially reasonable terms determined by the Parties (or by the arbitration panel, if applicable). In connection with any such royalty payments, then following terms also shall apply: (A) [***] and (B) [***].

(3)    Forma’s obligation to pay royalties under the above subsections (1) and (2) with respect to a Forma Product shall commence upon the First Commercial Sale of such Forma Product in a particular country in the Territory and will expire on a country-by-country and Forma Product-by-Forma Product basis upon the expiration of the last patent Controlled by BI or assigned by BI pursuant to Section 12.6(b)(ii) or (iii), covering a Collaboration Compound or Derivative thereof in such Forma Product. Thereafter, all such licenses shall be fully paid and irrevocable.

(4)    Until the expiration of royalty obligations under this Section 12.6(b), Forma agrees to make written reports to BI within [***] after the end of each [***] covering all sales of Forma Products in the Territory by Forma and its Affiliates and Sublicensees, each such written report specifying in reasonable detail for the period in question: (a) [***] and (b) [***]. The information contained in each such report shall be considered Confidential Information of Forma. Concurrent with the delivery of each such report, Forma shall make the royalty payment due for the [***] covered by such report.

(c)    By BI for Forma’s Breach. In the event of a termination of this Agreement in its entirety by BI pursuant to Section 122, all terminated BI Collaboration Projects and Forma Collaboration Projects shall be deemed BI Collaboration Projects, and the following terms shall apply (as applicable to the terminated Collaboration Targets);

(i)    All licenses granted by BI to Forma under 5.2(a) shall immediately terminate, and Forma shall immediately cease to work on any project under this Agreement or otherwise with any Collaboration Compound.

(ii)    Forma shall promptly return to BI, at no cost to BI, Information and materials transferred by BI to Forma under this Agreement, and shall promptly supply all Collaboration Compounds in its possession to BI.

(iii)    BI’s payment obligations set forth in Section 7.3(b)-(d) shall survive solely as applicable to any Collaboration Compound and Licensed Product and Derivative thereof developed or commercialized for a Collaboration Target by or on behalf of BI, its Affiliates or sublicensees after termination of this Agreement; provided that for any Collaboration Target for which Forma is confirmed by an arbitration panel to have materially breached its obligations under this Agreement, such payments under Section 73 shall be reduced by [***] ([***]%). The Parties agree that a willful material breach of Forma’s obligations under Article 9 with respect to BI Confidential Information shall be deemed to relate to all Collaboration Targets and in all other cases of material breach the arbitration panel shall determine whether a particular material breach relates to one or more Collaboration Targets. In the event that an arbitration panel determines that BI is entitled to any damages or other payments as a result of any confirmed material breach by Forma, then the payment reductions set forth in this paragraph (iii) shall apply only as and to the extent the reductions (in the aggregate) are less than or equal to the amount of the damage award that is not actually paid by Forma to BI. For clarity, such reduction shall be deemed an offset of the damage award, and Forma shall not owe any such damages to the extent of such reductions (in the aggregate).

(d)    Alternative Remedy for BI in the event of Material Breach by Forma. In the event of a finding by an arbitration panel that Forma materially breached its obligations under this Agreement and BI elects not to terminate this Agreement under Section 12.2, then this Agreement shall continue in foil force and effect, except that BI shall have the right to terminate the following provisions: Article 2 (in which case all Proposed Targets will no longer be Proposed Targets and will not be Collaboration Targets and Section 5.7 shall terminate), Article 3 (other than Section 3.8), Article 4 and Sections 6 2 and 6.3. Any payments due in accordance with Section 7.3 shall be reduced by [***] ([***]%) as applicable to any Collaboration Target for which Forma is confirmed to have materially breached its obligations under this Agreement. The Parties agree that a willful material breach of Forma’s obligations under Article 9 with respect to BI Confidential Information shall be deemed to relate to all Collaboration Targets and in all other cases of material breach the arbitration panel shall determine whether a particular material breach relates to one or more Collaboration Targets. In the event that an arbitration panel determines that BI is entitled to any damages or other payments as a result of any confirmed material breach by Forma, then the payment reductions set forth in this paragraph (iii) shall apply only as and to the extent the reductions (in the aggregate) are less than or equal to the amount of the damage award that is not actually paid by Forma to BL For clarity, such reduction shall be deemed an offset of the damage award, and Forma shall not owe any such damages to the extent of such reductions (in the aggregate).

12.7    Change in Control of Forma. The Parties acknowledge and agree that, in the event of a Change of Control of Forma in which the Future Acquiror is a Designated Company (as defined below), then with respect to Collaboration Compounds or Licensed Products, (i) the Parties will agree to implement provisions to limit the disclosure and/or use of Confidential Information of a technical nature of BI and the Future Acquiror applicable to Collaboration Compounds or Licensed Products (provided that the foregoing shall not in any event limit the disclosure of terms of this Agreement or as necessary for the performance or enforcement thereof); and (ii) each Party shall retain its rights and obligations under this Agreement with regard to Collaboration Compounds and Licensed Products. If requested by either Party, the JPT and the JSC shall be dissolved, BI’s information obligations in Section 6.3 shall cease, and Forma shall promptly notify BI following the closing of any Change in Control, including the identity of the any acquiring and/or merging company to the extent publicly disclosed. For purposes of this Section 12.7, a “Designated Company” shall mean a competitor of BI in the field of oncology commercializing products in the same therapeutic class.

12.8    Accrued Rights; Surviving Provisions of the Agreement.

(a)    Termination, relinquishment or expiration of this Agreement for any reason shall be without prejudice to any rights that shall have accrued to the benefit of any Party prior to such termination, relinquishment or expiration including the payment obligations under Article 6 hereof and any and all damages or remedies arising from any breach hereunder. Such termination, relinquishment or expiration shall not relieve any Party from obligations which arc expressly indicated to survive termination of this Agreement.

(b)    The provisions of Sections 3.8(a), 5.2(b), 5.4(b), 7.6, 7.7, 7.8, 8.3, 10.5, 12.4, 12.5, 12.6 and 12.8 and Articles 11 and 13, as well as any applicable definitions in Article I, shall survive the termination or expiration of this Agreement for any reason, in accordance with their respective terms and conditions, and for the duration stated, and where no duration is stated, shall survive indefinitely. Article 9 shall survive for a period of [***] from any termination or expiration of this Agreement.

ARTICLE XIII

MISCELLANEOUS

13.1    Dispute Resolution. Except with respect to disputes within the JPC, which shall be resolved as provided in Section 4.2, in the event of a dispute arising under this Agreement between the Parties, either Party shall have the right to refer such dispute to the respective Executive Officers, and such Executive Officers shall attempt in good faith to resolve such dispute. If the Parties are unable to resolve a given dispute pursuant to this Section 13.1 within thirty (30) days of referring such dispute to the Executive Officers, either Party may have the given dispute settled by binding arbitration pursuant to Section 13.2.

13.2    Arbitration Request. If a Party intends to begin an arbitration to resolve a dispute arising under this Agreement, such Party shall provide written notice (the “Arbitration Request”) to the other Party of such intention and the issues for resolution.

(a)    Additional Issues. Within twenty (20) Business Days after the receipt of the Arbitration Request, the other Party may, by written notice, add additional issues for resolution.

(b)    No Arbitration of Patent Issues. Any dispute, controversy or claim relating to the scope, validity, enforceability or infringement of any Patents covering the manufacture, use, importation, offer for sale or sale of Licensed Products shall be submitted to a court of competent jurisdiction in the country in which such patent rights were granted or arose.

(c)    Arbitration Procedure. Any arbitration pursuant to this Article 13 will be held in the New York, New York, U.S. and under the rules of the International Chamber of Commerce (“ICC”). The Parties expressly agree to the following discovery procedures for any arbitration initiated pursuant to this paragraph: the Parties shall be entitled to take discovery within the scope provided for in the ICC rules, provided that with respect to limits on the type and amount of discovery, each Party shall be entitled to take five depositions and serve no more than 50 document requests. The arbitrators may allow discovery beyond these limits upon a showing a good cause. The arbitration will be conducted by three (3) arbitrators who are knowledgeable in the subject matter at issue in the dispute. The Parties will attempt to select three (3) arbitrators that are each acceptable to both Parties. In the event the Parties fail to agree promptly on three mutually-acceptable arbitrators, then not later than twenty (20) days from the delivery of the Arbitration Request, one (1) arbitrator will be selected by Forma, one (1) arbitrator will be selected by BI, and the third arbitrator will be selected by mutual agreement of the two (2) arbitrators selected by the Parties. The arbitrators may proceed to an award, notwithstanding the failure of either Party to participate in the proceedings. The arbitrators shall, within fifteen (15) days after the conclusion of The arbitration hearing, issue a written award and statement of decision describing the essential findings and conclusions on which the award is based, including the calculation of any damages awarded. The arbitrators shall be limited in the scope of their authority to resolving only the specific matter which the Parties have referred to arbitration for resolution and shall not have authority to render any decision or award on any other issues. The arbitrators shall be authorized to award compensatory’ damages, but shall not be authorized to award punitive, special, consequential, or any other similar form of damages, or to reform, modify or materially change this Agreement. The arbitrators also shall be authorized to grant any temporary, preliminary or permanent equitable remedy or relief the arbitrators deem just and equitable and within the scope of this Agreement, including, without limitation, an injunction or order for specific performance. The award of the arbitrators shall be the sole and exclusive remedy of the Parties, except for those remedies that are set forth in this Agreement or which apply to a Party by operation of the applicable provisions of this Agreement, and the Parties hereby expressly agree to waive the right to appeal from the decisions of the arbitrators, and there shall be no appeal to any court or other authority (government or private) from the decision of the arbitrators. Judgment on the award rendered by the arbitrators may be enforced in any court having competent jurisdiction thereof, subject only to revocation on grounds of fraud or clear bias on the part of the arbitrators. Notwithstanding anything contained in this Section 13.2 to the contrary, each Party shall have the right to institute judicial proceedings against the other Party or anyone acting by, through or under such other Party, in order to seek to enforce the instituting Party’s rights hereunder through specific performance, injunction or similar equitable relief.

(d)    Costs. Each Party shall bear its own attorneys’ fees, costs, and disbursements arising out of the arbitration, and shall pay an equal share of the fees and costs of the arbitrators; provided, however, that the arbitrators shall be authorized to determine whether a Party is the prevailing Party, and if so, to award to that prevailing Party reimbursement for its reasonable attorneys’ fees, costs and disbursements (including, for example, expert witness fees and expenses, photocopy charges and travel expenses),

(e)    Preliminary Injunctions. Notwithstanding anything in this Agreement to the contrary, a Party may seek a temporary restraining order or a preliminary injunction from any court of competent jurisdiction in order to prevent immediate and irreparable injury, loss, or damage on a provisions basis, pending the decision of the arbitrators on the ultimate merits of any dispute.

(f)    Confidentiality. All proceedings and decisions of the arbitrators shall be deemed Confidential Information of each of the Parties, and shall be subject to Article 9.

13.3    Governing Law. This Agreement and any dispute arising from the performance or breach hereof shall be governed by and construed and enforced in accordance with the laws of the State of New York, U.S.A, without reference to conflicts of laws principles.

13.4    Assignment. Either Party may assign, transfer or otherwise convey (whether by operation of law or otherwise) this Agreement, in whole or in part, to (i) any Affiliate of such Party without the consent of the other Party; provided, that such Party and (ii) to an entity that succeeds to all or substantially all of its business or assets relating to the subject matter of this Agreement in connection with a Change of Control of such Party. In the case of any such assignment, the assigning Party shall provide the other Party with written notice of such assignment and remain fully liable for the performance of such Party’s obligations hereunder by such Affiliate. The terms and conditions of this Agreement shall be binding upon and shall inure to the benefit of the successors, heirs, administrators and permitted assigns of the Parties. Any purported assignment in violation of this Section 13.4 shall be null and void. If a Party is acquired by a Future Acquiror in connection with a Change of Control, then the intellectual property (including Patents, Information and compound libraries) of such Future Acquiror or its Affiliates held or developed by such Future Acquiror or its Affiliates (whether prior to or after such acquisition) shall be excluded from the applicable intellectual property definitions in Article 1 and the terms of this Agreement, and such Future Acquiror (and Affiliates of such Future Acquiror other than Affiliates that Control intellectual property of a Party that existed on the date of such Change of Control)) shall be excluded from “Affiliate” solely for purposes of the applicable components of the foregoing intellectual property and compound library definitions, except and solely in the event that such Future Acquiror or its Affiliates perform activities or exercise rights under this Agreement and are obligated to assign or license such intellectual property under this Agreement.

13.5    Performance Warranty. Each Party hereby acknowledges and agrees that it shall be responsible for the full and timely performance as and when due under, and observance of all the covenants, leans, conditions and agreements set forth in this, Agreement by its Affiliate(s) and Sublicensees.

13.6    Force Majeure. No Party shall be held liable or responsible to the other Party nor be deemed to be in default under, or in breach of any provision of, this Agreement for failure or delay in fulfilling or performing any obligation (other than a payment obligation) of this Agreement when such failure or delay is due to force majeure, and without the fault or negligence of the Party so failing or delaying. For purposes of this Agreement, force majeure is defined as causes beyond the reasonable control of the Party, including, without limitation, acts of God; acts, regulations, or laws of any government; war; civil commotion; destruction of production facilities or materials by fire, flood, earthquake, explosion or storm; labor disturbances; epidemic; and failure of public utilities or common carriers. In such event Forma or BI, as the case may be, shall immediately notify the other Party of such inability and of the period for which such inability is expected to continue. The Party giving such notice shall thereupon be excused from such of its obligations under this Agreement as it is thereby disabled from performing for so long as it is so disabled for up to a maximum of ninety (90) days, after which time Forma and BI shah promptly meet to discuss in good faith how to best proceed in a manner that maintains and abides by the Agreement. To the extent possible, each Party shall use reasonable efforts to minimize the duration of any force majeure.

13.7    Notices. Any notice or request required or permitted to be given under or in connection with this Agreement shall be deemed to have been sufficiently given if in writing and personally delivered or sent by certified mail (return receipt requested), facsimile transmission (receipt verified), or overnight express courier service (signature required), prepaid, to the Party for which such notice is intended, at the address set forth for such Party below:

If to Forma, addressed to:	Forma Therapeutics, Inc.
500 Arsenal Street, Suite 100
Watertown, MA 02472
Attn: Chief Executive Officer
Facsimile: [***]

with a copy to:	Cooley LLP
11951 Freedom Drive
Reston, VA 20190
Attn: [***]
Facsimile: [***]

If to BI, addressed to:	Boehringer Ingelheim International GmbH
Head of Corporate Business Development & Licensing /Strategy
Binger Str. 176
55216 Ingelheim
Germany

with a copy to:	Boehringer Ingelheim International GmbH
Head of Business Law
Binger Str. 176
55216 Ingelheim
Germany

or to such other address for such Party as it shall have specified by tike notice to the other Parties, provided that notices of a change of address shall be effective only upon receipt thereof. If delivered personally or by facsimile transmission, the date of delivery shall be deemed to be the date on which such notice or request was given. If sent by overnight express courier service, the date of delivery shall be deemed to be the next business day after such notice or request was deposited with such service. If sent by certified mail, the date of delivery shall be deemed to be the third (3rd) Business Day after such notice or request was deposited with the U.S. Postal Service.

13.8    Export Clause. Each Party acknowledges that the laws and regulations of the United States restrict the export and re-export of commodities and technical data of United States origin. Each Party agrees that it will not export or re-export restricted commodities or the technical data of the other party in any form without the appropriate United States and foreign government licenses.

13.9    Waiver. Neither Party may waive or release any of its rights or interests in this Agreement except in writing. The failure of either Party to assert a right hereunder or to Insist upon compliance with any term or condition of this Agreement shall not constitute a waiver of that right or excuse a similar subsequent failure to perform any such term or condition. No waiver by either Party of any condition or term in any one or more instances shall be construed as a continuing waiver of such condition or term or of another condition or term.

13.10    Severability. If any provision hereof should be held invalid, illegal or unenforceable in any jurisdiction, the Parties shall negotiate in good faith a valid, legal and enforceable substitute provision that most nearly reflects the original intent of the Parties and all other provisions hereof shall remain in full force and effect in such jurisdiction and shall be liberally construed in order to carry out the intentions of the Parties hereto as nearly as may be possible. Such invalidity, illegality or unenforceability shall not affect the validity, legality or enforceability of such provision in any other jurisdiction.

13.11    Entire Agreement. This Agreement, together with the Schedules and Exhibits hereto, set forth all the covenants, promises, agreements, warranties, representations, conditions and understandings between the Parties hereto and supersede and terminate all prior agreements and understanding between the Parties, including the Secrecy Agreement. The foregoing shall not be interpreted as a waiver of any remedies available to either Party as a result of any breach, prior to the Effective Date, by the other Party of its obligations pursuant to the Secrecy Agreement. There are no covenants, promises, agreements, warranties, representations, conditions or understandings, cither oral or written, between the Parties other than as set forth herein and therein. No subsequent alteration, amendment, change or addition to this Agreement shall be binding upon the Parties hereto unless reduced to writing and signed by the respective authorized officers of the Parties.

13.12    Independent Contractors. Nothing herein shall be construed to create any relationship of employer and employee, agent and principal, partnership or joint venture between the Parties. Each Party is an independent contractor. Neither Party shall assume, either directly or indirectly, any liability of or for the other Party. Neither Party shall have the authority to bind or obligate the other Party and neither Party shall represent that it has such authority.

13.13    Headings; Interpretation. Headings used herein are for convenience only and shall not in any way affect the construction of or be taken into consideration in interpreting this Agreement. Further, in this Agreement: (a) the word “including” shall be deemed to be followed by the phrase “without limitation” or like expression; (b) the singular shall include the plural and vice versa; and (c) masculine, feminine and neuter pronouns and expressions shall be interchangeable.

13.14    Further Actions. Each Party shall execute, acknowledge and deliver such further instruments, and do ail such other acts, as may be necessary or appropriate in order to carry out the expressly stated purposes and the clear intent of this Agreement.

13.15    Construction of Agreement. The terms and provisions of this Agreement represent the results of negotiations between the Parties and their representatives, each of which has been represented by counsel of its own choosing, and neither of which has acted under duress or compulsion, whether legal, economic or otherwise. Accordingly, the terms and provisions of this Agreement shall be interpreted and construed in accordance with their usual and customary meanings, and each of the Parties hereto hereby waives the application in connection with the interpretation and construction of this Agreement of any rule of law to the effect that ambiguous or conflicting terms or provisions contained in this Agreement shall be interpreted or construed against the Party whose attorney prepared the executed draft or any earlier draft of this Agreement.

13.16    Supremacy. In the event of any express conflict or inconsistency between this Agreement and the Research Plan or any Schedule or Exhibit hereto, the terms of this Agreement shall control. The Parties understand and agree that the Schedules and Exhibits hereto are not intended to be the final and complete embodiment of any terms or provisions of this Agreement, and are to be updated from time to time during the Term, as appropriate and in accordance with the provisions of this Agreement.

13.17    Counterparts. This Agreement may be signed in counterparts, each and every one of which shall be deemed on original, notwithstanding variations in format or file designation which may result from the electronic transmission, storage and printing of copies of this Agreement from separate computers or printers. Facsimile signatures and signatures transmitted via PDF shall be treated us original signatures.

*-*-*-*

IN WITNESS WHEREOF, and intending to be legally bound hereby, the Parties have caused this Agreement to be executed by their duly authorized representatives as of the Effective Date.

Forma Therapeutics, Inc.

By:	/s/ Steven Tregay

Name:	Steven Tregay
Title:	CEO

Date:	12/28/11

Boehringer Ingelheim International GmbH

ppa.

/s/ Klaus Wilgenbus
Name:	Dr. Klaus Wilgenbus
Title:	*authorized signatory*

Date:	21st December 2011

ppa.

/s/ Dorothee Schwall-Rudolph
Name:	Dorothee Schwall-Rudolph
Title:	*authorized signatory*

Date:	21st December 2011

Exhibit A	Initial Collaboration Targets, Proposed Collaboration Targets, and Target Families

Exhibit B	Research Plan

Exhibit C	Chemotypes for Collaboration Compounds

Exhibit D	Net Sales Definition

Exhibit E	SoExtProf-Criteria